UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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FORESTAR GROUP INC.
(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2024

Notice of Annual Meeting of Stockholders

FORESTAR

NOTICE OF 2024
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
January 16, 2024

Dear Stockholders of Forestar:

WHEN AND WHERE THE ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD

You are invited to attend the 2024 Annual Meeting of Stockholders of Forestar Group Inc. Our 2024 Annual Meeting will be held at our corporate office located at 2221 E. Lamar Blvd., Arlington, Texas 76006, on Tuesday, January 16, 2024, at 9:00 a.m. Central Time.

PURPOSES OF THE MEETING

At the 2024 Annual Meeting, the stockholders will be asked to vote on the following proposals and to conduct any other business properly brought before the meeting.

Our Board's Recommendation
Proposal No. 1:	Election of Directors: To elect the five directors named in our proxy statement.	FOR
Proposal No. 2:	Advisory Vote to Approve Our Executive Compensation: To seek an advisory vote on the approval of executive compensation.	FOR
Proposal No. 3:	Ratification of Auditors: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2024.	FOR

WHO CAN ATTEND AND VOTE

Our Board of Directors has set the close of business on November 27, 2023 as the record date for determining who is a stockholder entitled to receive notices about the 2024 Annual Meeting and to vote at the meeting or any later meeting if the 2024 Annual Meeting is adjourned or postponed. Only stockholders who own stock on the record date are entitled to receive notices about the 2024 Annual Meeting and to vote at the meeting.

If you need help voting your shares, please call 1-866-232-3037 (toll free) or 1-720-358-3640 (international toll free).

Sincerely,

DONALD J. TOMNITZ
Executive Chairman
December 15, 2023
Arlington, Texas

Your vote is important. You are invited to attend the meeting in person. If it is determined that a change in the date, time or location of the 2024 Annual Meeting or a change to a virtual meeting format is advisable or required, an announcement of such changes will be made through a press release, additional proxy materials filed with the Securities and Exchange Commission, and on the Investor Relations section of our website. Please check this website in advance of the meeting date if you are planning to attend in person.

If you need directions to the meeting location, you may contact our Corporate Secretary by phone at (817) 769-1860 or by mail at 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006. Whether or not you plan to attend the meeting, and no matter how many shares you own, please vote over the internet or by telephone, or, if you received by mail or printed a paper proxy card, you may also vote by signing, dating and returning the proxy card by mail. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time by following the instructions under “General Information — How You Can Change or Revoke Your Vote.”

Important Notice Regarding Availability of Proxy Materials for the 2024 Annual Meeting to be held on January 16, 2024. The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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Proxy Statement Summary
We expect that the Proxy Statement and the accompanying form of proxy will first be released to our stockholders of record on or about December 15, 2023.

Forestar Group Inc. is referred to as “Forestar,” the “Company,” “we,” and “our” in this Proxy Statement.

Key Operating and Financial Highlights

The Forestar team, led by our executive officers, delivered strong operating and financial results during fiscal 2023. Our results reflect the strength of our experienced operational teams, differentiated business model, broad geographic footprint and strong customer base.

Consolidated revenues for fiscal 2023 were $1.4 billion on 14,040 lots sold. Since fiscal 2019, Forestar's consolidated revenues have increased more than 235% as we have continued to gain market share in the fragmented residential lot development industry. Over this same period, our pre-tax income expanded 385%, earnings per share increased 322%, book value per share increased 63% and return on equity expanded 850 basis points to 13.2%. Return on equity (ROE) is calculated as net income attributable to Forestar for the year divided by average stockholders' equity, where average stockholders' equity is the sum of ending stockholders' equity balances of the trailing five quarters divided by five.

Key Performance Highlights

	As of and for the Fiscal Year Ended September 30					% Change
Stock Price and Other Data	2023	2022	2021	2020	2019	2023 vs 2022	2023 vs 2019
Common stock price	$26.94	$11.19	$18.63	$17.70	$18.28	141%	47%
Total equity market capitalization (in millions)	$1,334.4	$556.8	$923.7	$850.7	$877.4	140%	52%
Book value per common share	$27.43	$24.08	$20.47	$18.12	$16.84	14%	63%
Diluted earnings per common share	$3.33	$3.59	$2.25	$1.26	$0.79	(7)%	322%

Corporate Governance Highlights

Our governance structure, as established by our Corporate Governance Guidelines, ensures robust independent oversight of Management and accountability to stockholders.

Governance Principles	Corporate Governance Practice
Accountability to our Stockholders	✓	Our common stock is our only class of stock, with one vote per share.
	✓	Our stockholders elect directors for one-year terms by a majority vote standard.
	✓	We do not have a “poison pill” or similar anti-takeover provision in place.
Board Independence	✓	Four of our five director nominees are independent.
	✓	We have a separate chairman and chief executive officer and an independent Presiding Director.
	✓	Our independent directors meet in executive sessions.
	✓	All the members of our three standing Board committees—Audit, Compensation and Nominating and Governance—are independent.
Board Diversity	✓	Two of our five directors are women.
	✓	Director gender and ethnic diversity is supported by our candidate recruitment policy.
	✓	Our Compensation Committee Chair is a woman.
Board Policies and Practices	✓	Our Board annually reviews its performance, and the performance of each of its standing committees.
	✓	Our Nominating and Governance Committee oversees risks associated with overall governance and ESG.
	✓	Our Compensation Committee annually evaluates our CEO’s performance.
	✓	Our Board and Audit Committee oversee cybersecurity risk.
Risk Mitigation and Alignment of Interests	✓	We prohibit our executives and directors from all forms of hedging or pledging Company stock.

Executive Compensation Highlights

Our Compensation Committee strives to design a fair and competitive compensation package for executive officers using incentives based on Company performance that emphasize the creation of sustainable long-term stockholder value and that will attract, motivate and retain highly qualified and experienced executives.

Executive Compensation Principles	Executive Compensation Objectives
Business Resilience	✓	Achieve long-term sustainability of our business.
Alignment of Interests	✓	Align our executives' interests with stockholders' interests with the goal of maximizing long-term shareholder value.
Pay-for-Performance	✓	Award compensation that recognizes valuable short- and long-term individual performance as well as the Company's overall performance.
Attract and Retain	✓	Motivate and retain highly qualified and experienced executives.

Proposal No. 1 – Election of Directors

Our Board of Directors currently consists of five directors, all of whom are up for reelection at the 2024 Annual Meeting. Four of our directors were elected by our stockholders at the 2023 Annual Meeting. After Mr. Donald C. Spitzer's retirement in February 2023, Ms. Elizabeth (Betsy) Parmer was appointed by the Board of Directors to fill the vacancy. Each of the five directors, if elected at the 2024 Annual Meeting, will serve until the 2025 Annual Meeting and until his or her successor has been elected and qualified.

The Nominating and Governance Committee recommended to the Board of Directors our five directors as director nominees, each of whom is listed under the heading “Director Nominees” on page 6.

After review and consideration by the Board of Directors, as recommended by the Nominating and Governance Committee, the Board nominated the following five nominees for election to our Board of Directors:

✓	Donald J. Tomnitz	✓	Elizabeth (Betsy) Parmer
✓	Samuel R. Fuller	✓	G.F. (Rick) Ringler, III
✓	Lisa H. Jamieson

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” Each of our Five Nominees for Director.

Selection of Director Nominees

Mr. Fuller, Ms. Jamieson, Mr. Ringler, Ms. Parmer and Mr. Tomnitz are standing for election as directors to serve until the 2025 Annual Meeting, or until their replacements are duly elected and meet all requirements. All nominees are presently serving as directors. After reviewing their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted unanimously to recommend them to the stockholders as nominees. Mr. Fuller, Mr. Ringler, Ms. Parmer and Mr. Tomnitz were designated by D.R. Horton for nomination as directors. Ms. Jamieson was designated as the Non-Stockholder Designee for nomination as a director. For a description of the Stockholder’s Agreement, see the sections “Proposal No. 1 — Election of Directors — Stockholder’s Agreement” and “Certain Relationships and Related Party Transactions — Stockholder’s Agreement.”

We did not pay a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees.

Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named as proxies in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

Unless you specify otherwise on your proxy, the persons named as proxies in such proxy intend to vote for the election of the nominees listed below to serve as directors.

Director Qualifications

Our Nominating and Governance Committee is charged with assuring that the proper skills and experience are represented on our Board. Our Corporate Governance Guidelines, which are available on our website at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section, include a non-exclusive list of qualifications that should be considered in reviewing director candidates. The qualifications consider business experience, independence, our business, geographic locations, diversity of backgrounds and skills and other factors. We expect all our directors to possess the highest personal and professional ethics, integrity and values. We also expect our directors to be committed to the long-term interests of our stockholders as a whole. We also review the existing time commitments of director candidates to confirm that they do not have any obligations that would conflict with the time commitments of a director of the Company. The Nominating and Governance Committee looks to recruit candidates that can contribute different perspectives to the Board, as the Nominating and Governance Committee recognizes the importance of having diversity of age, gender, race and ethnicity on the Board.

Stockholder’s Agreement

In October 2017, we became a majority-owned subsidiary of D.R. Horton, Inc. (“D.R. Horton”) (the “Merger”) and a controlled company under New York Stock Exchange (“NYSE”) rules. As a controlled company, we are not required to have a majority of independent directors, an independent compensation committee, or an independent nominating committee. However, at this time, we intend to continue to maintain a majority of independent directors and both an independent compensation committee and nominating committee.

In connection with the Merger, we entered into a Stockholder’s Agreement with D.R. Horton (the “Stockholder’s Agreement”) that provides for certain board and board committee appointment rights. Under the terms of the Stockholder’s Agreement and our Second Amended and Restated Certificate of Incorporation, our Board consists of five directors, comprised of four individuals designated by D.R. Horton (which includes our Executive Chairman) and one individual designated by the Nominating and Governance Committee, as the Non-Stockholder Designee (as defined in the Stockholder's Agreement).

At the time of the Merger, D.R. Horton designated Mr. Fuller, Mr. Ringler, Mr. Spitzer and Mr. Tomnitz as directors. In August 2019, the Company's Nominating and Governance Committee designated, and the Company’s Board of Directors appointed, Ms. Jamieson to serve as the Non-Stockholder Designee director. In March 2023, D.R. Horton and the Company's Nominating and Governance Committee designated Ms. Parmer to serve as a D.R. Horton designee.

At all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will have five directors unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton, and D.R. Horton will have the right to designate a number of directors equal to the percentage of our voting securities beneficially owned by D.R. Horton and its affiliates multiplied by the total number of directors that we would have if there were no vacancies, rounded up to the nearest whole number (and in any event not less than one). We and D.R. Horton have also each agreed to use reasonable best efforts to cause at least three of the directors to be considered “independent” under the rules of the SEC and under applicable listing standards.

For more information on the Stockholder’s Agreement, see the section on “Certain Relationships and Related Party Transactions — Stockholder’s Agreement.” Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Director Elections Standard and Resignation Policy

Our amended and restated bylaws include a voting standard in uncontested elections of directors (as is the case for this annual meeting) of a majority of votes cast in the election. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard is a plurality of votes cast, which means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

Our Board of Directors also adopted a director resignation policy, which is set forth in the Corporate Governance Guidelines available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section. This policy sets forth the procedures that will apply in the event that a director does not receive the requisite majority of votes cast “for” his or her election. In summary, an incumbent director nominee who fails to receive the required vote for election will, within five days after certification of the election results, tender his or her resignation to our Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. The Nominating and Governance Committee will consider the resignation and, within 45 days after the date of the stockholders meeting at which the election of directors occurred, will make a recommendation to the Board of Directors on whether to accept or reject the resignation. The Board of Directors will act on the Committee’s recommendation within 90 days after the date of the stockholders meeting. The director whose resignation is under consideration will not participate in the Committee or Board of Directors’ decision with respect to accepting or rejecting his or her resignation as director. If a resignation is not accepted by the Board of Directors, the director will continue to serve. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board of Directors, that vacancy can be filled by action of the Board.

Following the Board’s decision on whether to accept or reject the resignation, we will publicly disclose the Board’s decision, together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason(s) for rejecting the tendered resignation.

Director Nominees

Donald J. Tomnitz
Executive Chairman of the Board Age 75 Director since: October 2017 Tenure: •6 years
Principal Occupation and Other Information
Donald J. Tomnitz has served as Executive Chairman of the Board of Forestar since October 2017. Prior to joining the Company, Mr. Tomnitz was a consultant to D.R. Horton from 2014 to 2017. From 1998 to 2014, Mr. Tomnitz was the Vice Chairman and Chief Executive Officer of D.R. Horton, after having served as its President, an Executive Vice President and as President of D.R. Horton’s Homebuilding Division. Mr. Tomnitz also served on the Board of Directors of D.R. Horton until October 2014. Before joining D.R. Horton, Mr. Tomnitz was a Captain in the U.S. Army, a Vice President of RepublicBank of Dallas, N.A. and a Vice President of Crow Development Company, a Trammell Crow Company. Mr. Tomnitz holds a Bachelor of Arts in economics from Westminster College and a Master of Business Administration in finance from Western Illinois University.

Qualifications
Mr. Tomnitz has significant knowledge and experience in the real estate development and homebuilding industries, including public company chief executive officer experience.

Samuel R. Fuller
Director Age 80 Director since: October 2017 Committees: •Audit Committee (Chair) •Compensation Committee •Nominating and Governance Committee Tenure: •6 years
Principal Occupation and Other Information
Samuel R. Fuller has been retired since 2008, having obtained significant experience in accounting and financial roles through his employment with D.R. Horton from 1992 until his retirement. He served as Controller of D.R. Horton from 1995 until his promotion to Chief Financial Officer in 2000 and was a member of the Board of Directors from 2000 until 2003. Mr. Fuller holds a Bachelor of Arts degree in accounting from the University of Oregon and a Master of Business Administration in finance from the University of Texas at Arlington.

Qualifications
Mr. Fuller is an expert in accounting and financial reporting and has significant knowledge and experience in accounting, finance, and internal control over financial reporting in a public company environment.

Lisa H. Jamieson
Director Age 63 Director since: August 2019 Committees: •Audit Committee •Compensation Committee (Chair) •Nominating and Governance Committee Tenure: •4 years
Principal Occupation and Other Information
Lisa H. Jamieson is a shareholder of Bourland, Wall and Wenzel, P.C., where she has been practicing law since 2018. Ms. Jamieson was a partner with the firm of Shannon, Gracey, Ratliff & Miller, LLP from 2008 until 2016. From 2016 to 2018, Ms. Jamieson was with the law firm of Pope, Hardwicke, Christie, Kelly & Taplett, LLP. Ms. Jamieson is experienced in all facets of estate planning and probate law, is Board Certified in Estate Planning and Probate Law by the Texas Board of Legal Specialization and is a Certified Public Accountant (retired status). Ms. Jamieson's practice includes sophisticated business and estate tax planning, administration of dependent and independent estates, guardianships for incapacitated adults and counseling and representing trustees.
Ms. Jamieson is licensed in Texas, having graduated from Baylor University School of Law. She is a Fellow in the American College of Trust and Estate Counsel and is a past President of the Tarrant County Probate Bar. Ms. Jamieson is a former Chair of the Real Estate, Probate and Trust Law Section of the State Bar of Texas, the largest section of the State Bar. She also has chaired the Guardianship Code Committee of the Section as well as Chair of the Jurisdiction Committee which revised the jurisdiction statutes of decedents' estates and guardianships.

Qualifications
Ms. Jamieson provides knowledge in the accounting field. She also provides senior leadership experience gained through her executive level positions held in several sections of the State Bar and her tenured experience in her law practice. Ms. Jamieson contributes her expertise in the operational management and legal affairs to the Board.

Elizabeth (Betsy) Parmer
Director Age 56 Director since: March 2023 Committees: •Audit Committee •Compensation Committee •Nominating and Governance Committee Tenure: •<1 year
Principal Occupation and Other Information
Elizabeth (Betsy) Parmer is the founder and owner at the Law Offices of Elizabeth Parmer. She specializes in large estate divorces and high-conflict family law litigation with a background of ad valorem tax representation. Ms. Parmer has been practicing law for 30 years. Since 1995, she has been practicing at the Law Offices of Elizabeth Parmer. She currently serves as a board member for the charity organization Dayna's Footprints. Ms. Parmer holds a Bachelor of Arts in history from Yale University and a Juris Doctor from the University of Texas at Austin.

Qualifications
Ms. Parmer brings to the Board extensive legal experience, management expertise and other business acumen.

G.F. (Rick) Ringler, III
Director Age 76 Director since: October 2017 Committees: •Audit Committee •Compensation Committee •Nominating and Governance Committee (Chair) Tenure: •6 years
Principal Occupation and Other Information
G.F. (Rick) Ringler, III provides real estate and financial consulting to various former customers since his retirement in 2012. He retired from commercial banking in 2012 and has concentrated on personal investments since 2017. From 2006 to his retirement in 2012, he served as Senior Vice President — Commercial and Real Estate Lending for Frost Bank. Prior to that, he served on the Board of Directors of First National Bank of Burleson and Landmark Bank of Fort Worth, where he was the Chief Lending Officer. He also was a Senior Lending Officer at three other bank groups for a total of six over a career in banking that spanned 44 years beginning with Fort Worth National Bank in 1968. Mr. Ringler holds a Bachelor of Business Administration in finance from Texas Christian University.

Qualifications
Mr. Ringler has significant experience in commercial and residential real estate construction and development financing.

How Nominees are Selected

Our Nominating and Governance Committee selects nominees based on recognized achievements and their ability to bring various skills and experience to the deliberations of our Board, as described in more detail in the Corporate Governance Guidelines available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section. The Corporate Governance Guidelines encourage board membership composed of diverse background skills, substantive pertinent experience and diversity among the directors as a whole.

Our Board approves the nominees to be submitted to the stockholders for election as directors. Our Nominating and Governance Committee and our Board consider whether non-employee director nominees are independent as defined in the corporate governance listing standards of the NYSE and whether they have a prohibited conflict of interest with our business.

Our Nominating and Governance Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and who comply with the advance notice procedures for director nominations set forth in our amended and restated bylaws. These procedures require that notice of the director nomination be made in writing to our Corporate Secretary. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to such anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. In the case of a special meeting of stockholders at which directors are to be elected, notice must be received not later than the close of business on the 10th day following the date on which notice of the special meeting date is first mailed to stockholders or made public, whichever occurs first. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as candidates identified through other means, which include taking into consideration the needs of the Board and the qualifications of the candidates. Our amended and restated bylaws require the notice of director nomination to include certain specified information regarding the nominating stockholder and the nominee.

Corporate Governance and Board Matters

Board Leadership Structure

Mr. Tomnitz has served as our Executive Chairman of the Board since October 2017. Mr. Tomnitz has significant experience serving in the real estate and homebuilding industry and as a public company CEO.

Our Board believes that separating the offices of Executive Chairman and CEO is in the best interests of the Company and its stockholders at this time. It allows our Executive Chairman to focus on overall strategy and vision while leading the Board, affords us the benefits of Mr. Tomnitz’s board leadership experience, and enables our CEO to focus on managing the day-to-day operations of the Company. However, should circumstances change in the future, the Board is free to choose its Executive Chairman in any way it determines is in the best interests of the Company and its stockholders in accordance with our Second Amended and Restated Certificate of Incorporation and amended and restated bylaws.

Our Board performs a number of its functions through committees. All committee members, including the chairs of each of our Audit Committee, Compensation Committee and Nominating and Governance Committee, are independent directors under NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate and terminate its advisors. The charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section. We will provide a copy of these documents, without charge, upon request to our Corporate Secretary at our principal executive office. Any changes to the committee charters will be reflected on our website.

Risk Oversight

The Board oversees our risk management processes and management is responsible for managing risks. The Board performs its risk oversight role by using several different levels of review. Our CEO reports on significant risks to the Board at times as may be necessary or appropriate. In addition, management reports on and the Board reviews the risks associated with our strategic plan periodically as part of the Board’s consideration of our strategic direction.

ESG Matters. Key ESG matters, including environmental and climate-related risks and human capital risks such as diversity, equity and inclusion and employee health and safety, could have an adverse impact on our company. Our Nominating and Governance Committee oversees these risks via regular presentations on these and other ESG matters by both internal and external personnel with responsibilities and expertise in ESG. The Board also supports and regularly inquires about progress in the Company’s reporting of ESG policies, metrics and related disclosures.

Human Capital Management. The Nominating and Governance Committee oversees a broad range of human capital management topics, including culture, talent, diversity and inclusion. We are committed to building diverse and inclusive teams, producing positive results and improving customer relationships. In fiscal 2022, the Company adopted a Human Rights Policy to set forth the Company's commitment to respect human rights. The Policy states the Company's zero tolerance for racism or discrimination of any kind, including discrimination based on race, color, genetics, religious beliefs, gender, gender identity or expression, sexual orientation, national origin, disability, age, veteran status, marital status, citizenship status or any other legally protected characteristic by anyone, including our employees, suppliers, customers or anyone with whom we do business or encounter regularly. The Human Rights Policy is available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section.

Cybersecurity. Our Company is largely reliant on information technology (IT), and potential IT failures and data security breaches could harm our business. IT and cybersecurity risk is managed by the IT Cyber Security Risk Officer and Chief Information Officer (CIO) at D.R. Horton, and our Board oversees this risk via discussions with and presentations to the Board and Audit Committee as part of Internal Audit, the CFO’s or the CIO’s materials, paired with periodic formal presentations by the CIO and IT Cybersecurity Risk Officer. The most recent formal presentation included highlights around the Company’s process to maintain IT security and discussed the mix of preventative and mitigation efforts for IT security and procedures currently in place. The Board also regularly inquires about changes, updates and potential issues in our strategy and execution of IT security risk management. Internal Audit also conducts cybersecurity reviews as part of its audit procedures and presents any findings to the Board. Additionally, we have implemented cybersecurity training for all employees. To our knowledge, the Company has not had a material cybersecurity breach within the last three years. We believe these measures provide adequate risk oversight of information technology and cybersecurity matters that could affect the Company.

Independence. Other than Mr. Tomnitz, our Executive Chairman, all of our current Board members are classified as independent under the NYSE listing standards. We believe that the number of independent, experienced directors that make up our Board, along with oversight of the Board by the Executive Chairman, benefits our Company and our stockholders.

Each of the Board’s Committees also oversees the management of risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board composition and leadership structure support this approach.

Board Committees and Stockholder’s Agreement

At all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, no committee of the Board will have more than three members unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton, and each committee of the Board will include in its membership (i) a number of D.R. Horton designees equal to the percentage of our voting securities beneficially owned by D.R. Horton and its affiliates multiplied by the total number of members that such committee would have if there were no vacancies on such committee, rounded up to the nearest whole number (and in any event not less than one) and (ii) at least one member not designated by D.R. Horton. In addition, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will maintain a Nominating and Governance Committee.

On October 6, 2017, D.R. Horton and our Board, including each of the members of our Board that are considered “independent” under the rules of the SEC and the NYSE, elected to waive the requirement that the Nominating and Governance Committee consist of three directors, and set the size of each of our Nominating and Governance Committee, the Compensation Committee and the Audit Committee at four directors.

Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Audit Committee

The Audit Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section. Among other things detailed in the Committee’s Charter, the Audit Committee sets the "tone at the top" and assists the Board in its oversight of:
•the integrity of our financial statements;
•compliance with legal and regulatory requirements;
•implementation of new accounting standards;
•the independent registered public accounting firm’s qualifications and independence; and
•the performance of the internal audit function and independent registered public accounting firm.

In addition, the Audit Committee prepares the report that SEC rules require to be included in the annual proxy statement. The Audit Committee has the sole authority to retain, compensate and terminate the independent registered public accounting firm. Our Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee, Mr. Fuller, who is an independent director. In addition, our Board of Directors has determined, in its business judgment, that all members of the Audit Committee are financially literate and independent as defined in the NYSE corporate governance standards. The current members of the Audit Committee are Mr. Fuller (Chair), Ms. Jamieson, Ms. Parmer and Mr. Ringler. The Audit Committee met four times in fiscal 2023.

Compensation Committee

The Compensation Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section. Among other things detailed in the Committee’s Charter, the Compensation Committee is responsible for the following:
•determining and approving, either as a committee or together with other independent directors (as directed by the Board), the Executive Chairman’s and CEO’s compensation;
•determining and recommending to the Board the compensation of the other executive officers;
•establishing the compensation philosophies, goals and objectives for executive officers;
•monitoring incentive and equity-based compensation plans;
•administering equity-based plans;
•preparing a Compensation Committee report on executive compensation for inclusion in our annual proxy statement filed with the SEC; and
•overseeing our compliance with SEC rules regarding stockholder approvals of certain executive compensation matters and equity compensation plans.

The Compensation Committee considers the impact of our executive compensation programs, including the incentives created by the compensation awards that it administers, on our risk profile. The Compensation Committee reviews and considers, among other things, the incentives that our programs create and the factors that may reduce the likelihood of excessive risk taking. The Compensation Committee reports regularly to the full Board. We do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us.

Such responsibilities may not be delegated to any persons who are not members of the Compensation Committee. The Executive Chairman recommends executive compensation amounts and programs to the Compensation Committee, except that the Executive Chairman does not participate in discussions regarding his own compensation. In addition, under the terms of the Stockholder’s Agreement with D.R. Horton, for so long as D.R. Horton beneficially owns 35% or more of our voting securities, we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements. Thus, under those circumstances, D.R. Horton's approval is also required. The Compensation Committee did not engage a compensation consultant in fiscal 2023.

The members of the Compensation Committee are Ms. Jamieson (Chair), Mr. Fuller, Ms. Parmer and Mr. Ringler. Our Board of Directors has determined, in its business judgment, that all members of the Compensation Committee are independent as defined in the NYSE corporate governance standards. The Compensation Committee met five times in fiscal 2023.

Nominating and Governance Committee

The Nominating and Governance Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section. Among other things detailed in the Committee’s Charter, the Nominating and Governance Committee is responsible for the following:
•reviewing the structure of the Board, at least annually, to ensure that the proper skills and experience are represented on the Board;
•recommending nominees to serve on the Board;
•reviewing corporate governance issues;
•reviewing performance and qualifications of Board members before they stand for reelection;
•reviewing stockholder proposals and recommending to the Board action to be taken regarding stockholder proposals; and
•acting in an advisory capacity to the Board regarding activities that relate to issues of social and public concern, matters of public policy and the environment and significant legislative, regulatory and social trends and developments.

The members of the Nominating and Governance Committee are Mr. Ringler (Chair), Mr. Fuller, Ms. Jamieson and Ms. Parmer. Our Board of Directors has determined, in its business judgment, that all members of the Nominating and Governance Committee are independent as such term is defined in the NYSE corporate governance standards. The Nominating and Governance Committee met four times in fiscal 2023.

Executive Committee

The Executive Committee may exercise all the authority of the Board of Directors in the management of our business and affairs except for the following:
•matters related to the composition of the Board;
•changes in our bylaws; and
•certain other significant corporate matters.

The current members of the Executive Committee are Mr. Tomnitz (Chair), Ms. Jamieson and Mr. Ringler. The Executive Committee did not meet in fiscal 2023.

Director Independence

Our Board has adopted Corporate Governance Guidelines that set forth our director independence standards, which are discussed below. Our Corporate Governance Guidelines are posted at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section. In accordance with our Corporate Governance Guidelines and NYSE rules, the majority of our directors are independent.

Mr. Fuller, Ms. Jamieson, Mr. Ringler, and Ms. Parmer satisfy our director independence standards. Mr. Tomnitz does not meet our independence standards because he is an executive officer. Mr. Spitzer, who retired from the Board in February 2023, also satisfied our director independence standards during the time he served in such capacity.

The Board defines independence as meeting the requirements to be considered independent directors under current NYSE rules. The Board has established the following additional guidelines to assist it in determining director independence:
•The Board will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Only those directors who the Board affirmatively determines have no material relationship with the Company will be considered independent, subject to additional qualifications prescribed under the NYSE listing standards or applicable law.
•To serve as a member of any committee of the Board, the director must meet any additional requirements of independence set forth in the committee’s charter or applicable law or listing standards of the NYSE.

There were no material transactions or relationships between us and any of our continuing independent directors during fiscal 2023.

There is no family relationship between any of the nominees, continuing directors, executive officers or persons chosen by the Company to be an executive officer of the Company.

Board Meetings

Our Board typically meets at least four times a year. Our Board met 10 times in fiscal 2023. Each director attended virtually, in person or by conference call at least 75% of Board meetings and committee meetings held by all committees on which he or she served (held during the period he or she served).

At least once each year, our Board holds scheduled executive sessions with only non-management directors present. The Chair of the Nominating and Governance Committee serves as Presiding Director to lead these executive sessions of the Board.

Other Corporate Governance Matters

Under our Corporate Governance Guidelines, a director is deemed to have tendered his or her resignation at the next regularly scheduled meeting of the Nominating and Governance Committee in the event of a change in job status from the status held at the time of election to our Board. The Nominating and Governance Committee will review whether the new occupation or retirement of the director is consistent with the needs and composition of our Board and recommend action to our Board based on such review. Also, under our Corporate Governance Guidelines, non-employee directors may not serve on the boards of directors of more than three public companies. The Executive Chairman of the Board and the Chair of the Nominating and Governance Committee must be consulted by existing directors prior to joining another board of directors. The Executive Chairman of the Board and the Chair of the Nominating and Governance Committee will assess whether the new membership would present a conflict or otherwise compromise the ability of that director to dedicate the time necessary to serve on our Board.

We expect all of our Board members to attend our annual meeting of stockholders, but from time to time other commitments may prevent certain Board members from attending. All Board members attended our 2023 Annual Meeting of Stockholders either virtually, by teleconference or in person.

Non-employee directors must retire no later than the annual stockholders meeting following their 77th birthday unless the remaining non-employee directors determine that it would be in the best interest of the Company and our stockholders under the particular circumstances at the time for an exception to this policy to be granted. Employee directors must resign from the Board at the time they retire or otherwise terminate employment with us, but no later than their 77th birthday, unless otherwise determined by the Board. In November 2020 and later affirmed in October 2021, 2022 and 2023, the remaining non-employee directors determined that it was in the best interest of the Company and the stockholders that Mr. Fuller, although age 80, continue to serve as a director of the Company. Mr. Fuller was nominated by the Nominating and Governance Committee as a director of the Company to be included in this Proxy Statement for election at the 2024 Annual Meeting.

Policies on Business Conduct and Ethics

All our directors, officers and employees are required to abide by our Standards of Business Conduct and Ethics. This code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our CEO and CFO are also required to abide by our Code of Ethics for Senior Financial Officers. The Standards of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section. We will provide a copy of these documents without charge to any stockholder upon request to our Corporate Secretary at our principal executive office. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Senior Financial Officers and of certain provisions of the Standards of Business Conduct and Ethics for directors or executive officers, will be disclosed on our website promptly following the amendment or waiver.

Communications with Directors

Stockholders and other interested parties may communicate with our Board by forwarding written comments to the Chair of the Nominating and Governance Committee, who also serves as our Presiding Director, with a copy to our Corporate Secretary to the following:

Rick Ringler, Nominating and Governance Committee Chair
Forestar Group Inc.
2221 E. Lamar Blvd., Suite 790
Arlington, Texas 76006
Attention: Board Communications

Copy to:
Corporate Secretary
Forestar Group Inc.
2221 E. Lamar Blvd., Suite 790
Arlington, Texas 76006
Attention: Board Communications

Director Compensation

Our director compensation program is designed to compensate our directors for the time commitment and preparations required for directors to fulfill their responsibilities, to align director compensation with the long-term interests of our stockholders and to assist in recruiting high-caliber directors.

Director Fee Schedule

The director fee schedule is as follows:

Retainer Fee	$12,500 per quarter, not to exceed $50,000 per annum
Annual Board Committee Fee	$5,000 per Committee (paid $1,250 per quarter)
Annual Board Committee Chair Retainer	$2,500 per Committee (paid $625 per quarter)

In addition to the above cash-based fees, in March 2023, each non-employee director received a grant of 3,286 restricted stock units which vests ratably over three years. In addition, in connection with Ms. Parmer's appointment to the Board, Ms. Parmer received a retainer grant of 6,000 restricted stock units in March 2023 which vests ratably over three years. Such retainer fees paid in restricted stock units are generally granted to new directors upon initial appointment.

Further, directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging. Each non-employee director is also eligible to participate in the Company's broad-based health care plan. Ms. Jamieson elected to participate in the plan in fiscal 2023.

Further, in October 2023, following the end of fiscal 2023, each of our non-employee directors received their standard triennial grant of retainer fees paid in the form of a grant of 6,000 restricted stock units which vests ratably over three years, beginning on October 30, 2024. These equity retainer grants are made every three years to compensate the directors for continued service to the Board and to continue to align the Directors' interests with the long-term interest of the Stockholders.

Mr. Tomnitz does not receive any additional fees or other compensation for his service on our Board other than his compensation as Executive Chairman which is discussed further below under "Executive Compensation".

Insurance and Indemnification

All directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our directors, agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

Fiscal 2023 Director Compensation

The following table presents compensation earned by non-employee directors for services rendered in fiscal 2023 as calculated in accordance with SEC rules.

Name(1)	Fees Paid in Cash(2)	Stock Awards(3)	Total
Samuel R. Fuller	$67,500	$48,501	$116,001
Lisa H. Jamieson	$67,500	$48,501	$116,001
Elizabeth (Betsy) Parmer(4)	$32,500	$137,061	$169,561
G.F. (Rick) Ringler, III	$67,500	$48,501	$116,001
Donald C. Spitzer(5)	$32,500	$—	$32,500
_________________
(1)The Company pays director fees only to non-employee directors.
(2)Amounts represent director fees paid in cash during fiscal 2023.
(3)Amount represents the grant date fair value of $14.76 per unit for the 3,286 restricted stock units granted to each non-employee director on March 21, 2023. The grant date fair value of the restricted stock units was determined in accordance with accounting guidance for share-based payments. The Company recognizes expense for this award over the three-year vesting period for those directors who are not retirement eligible.
For Ms. Parmer, the amount also includes 6,000 restricted stock units granted on March 21, 2023, with a grant date fair value of $14.76 per unit, in connection with her appointment to the Board.
(4)Ms. Parmer was appointed to the Board of Directors effective March 1, 2023.
(5)Mr. Spitzer resigned from the Board of Directors effective February 21, 2023 and thus did not receive any equity awards during fiscal 2023.

As of September 30, 2023, each non-employee director held the following number of unvested restricted stock units:

Name	Unvested Restricted Stock Units
Samuel R. Fuller	7,786
Lisa H. Jamieson	7,786
Elizabeth (Betsy) Parmer	9,286
G.F. (Rick) Ringler, III	7,786

Proposal No. 2 – Advisory Vote on the Approval of Executive Compensation

The Board recognizes that executive compensation is an important matter for our stockholders. Our executive compensation programs are designed to implement our core compensation philosophy that executive compensation should relate to and vary with our performance. We believe our compensation programs are aligned with the interests of our stockholders.

Pursuant to Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, we are asking you to vote, in a non-binding advisory manner, to approve the executive compensation philosophy and objectives described in the Compensation Discussion and Analysis (CD&A) section of this 2024 Proxy Statement, and the compensation of our named executive officers ("NEOs"), as disclosed in this 2024 Proxy Statement.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board of Directors values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on the compensation of our NEOs and our executive compensation philosophy and objectives.

After consideration of the results of our advisory vote on the frequency of future advisory votes on executive compensation held at our 2023 Annual Meeting of Stockholders, at which the overwhelming majority of votes cast supported holding advisory votes to approve executive compensation every year, the Board of Directors has determined to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation following the 2024 Annual Meeting will occur at the 2025 Annual Meeting unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

In accordance with the foregoing, we are asking stockholders to approve the following advisory resolution at the 2024 Annual Meeting:

RESOLVED, that the stockholders of Forestar Group Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2024 Annual Meeting of Stockholders.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” Approval of the Advisory Resolution on Executive Compensation.

Executive Officers

Our Current Executive Officers are:

Donald J. Tomnitz	Daniel C. Bartok	James D. Allen	Mark S. Walker
Executive Chairman	President and Chief Executive Officer	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Operating Officer

Non-Director Executive Officers

Daniel C. Bartok
Chief Executive Officer Age 67
Daniel C. Bartok, is President and Chief Executive Officer of Forestar. He joined the Company as Chief Executive Officer in 2017. As previously announced, Mr. Bartok is retiring January 1, 2024. Prior to joining Forestar, he served as Executive Vice President of Wells Fargo Bank as head of its Owned Real Estate Group from 2008 to 2017. Prior to joining Wells Fargo, he was President of Clarion Realty, Inc., a real estate development company operating across multiple states, with an emphasis on residential land development and homebuilding. Mr. Bartok began his career at Price Waterhouse LLP (now PricewaterhouseCoopers LLP). Mr. Bartok holds a Bachelor of Science degree in accounting from the University of Illinois.

James D. Allen
Chief Financial Officer Age 64
James D. Allen, is Executive Vice President and Chief Financial Officer of Forestar, positions he has held since March 2020. Prior to joining Forestar, he served as a Senior Operating Partner at Palm Beach Capital, a private equity investment firm, from 2019 to March 2020. He served as CFO of Hollander Sleep Products, a supplier of bedding products, from 2015 to 2018. He has also held a variety of executive roles at both private and public companies, including Operating Vice President and Group CFO of Sun Capital Partners from 2003 to 2014, Chief Administrative Officer of Mattress Firm Inc. and a variety of C-suite roles at Tandycrafts, Inc. Mr. Allen began his career at PricewaterhouseCoopers LLP. Since February 2016, Mr. Allen has served on the Board of Directors for Flexshopper, Inc. (Nasdaq: FPAY), including serving on their Audit and Compensation Committees. Mr. Allen holds a Bachelor of Business Administration degree in accounting and management from Evangel University.

Mark S. Walker
Chief Operating Officer Age 47
Mark S. Walker, is Executive Vice President and Chief Operating Officer of Forestar, positions he has held since October 1, 2022. Mr. Walker has more than 20 years of experience in residential real estate. Mr. Walker joined Forestar in 2019 as Region President of the Company’s East region. Since 2019, his responsibilities have expanded to include leading Forestar’s Mid-Atlantic, North and Texas regions. Prior to joining Forestar, Mr. Walker worked for D.R. Horton from 2012 to 2019 as a Vice President in land acquisition and development. Mr. Walker holds a Bachelor of Business Administration degree in general business from the University of Georgia.

Our Incoming Chief Executive Officer

Anthony W. Oxley
Incoming Chief Executive Officer Age 59
Anthony W. Oxley, effective January 1, 2024, will hold the positions of President and Chief Executive Officer. Mr. Oxley has more than 25 years of experience at D.R. Horton where he currently serves as Senior Vice President - Business Development. Mr. Oxley's experience at D.R. Horton includes extensive land acquisition and development exposure as well as homebuilding and day-to-day operations in several large markets. In his current role he oversees all merger and acquisition activity and new market opportunities for start-up divisions. Mr. Oxley holds a Bachelors degree from the University of Northern Iowa and a Juris Doctorate from Emory University.

Executive Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the compensation elements for our NEOs. Our NEOs for fiscal 2023 are:
•Donald J. Tomnitz, Executive Chairman;
•Daniel C. Bartok, President and Chief Executive Officer;*
•James D. Allen, Executive Vice President and Chief Financial Officer; and
•Mark S. Walker, Executive Vice President and Chief Operating Officer.**
* Effective January 1, 2024, Mr. Bartok will retire as President and Chief Executive Officer and Anthony ("Andy") W. Oxley will serve as the Company's President and Chief Executive Officer.

**Effective October 1, 2022, Mr. Walker was promoted to Executive Vice President and Chief Operating Officer of the Company.

We are a national, well-capitalized residential lot development company focused primarily on selling finished single-family residential lots to homebuilders. We are investing in land acquisition and development to expand our residential lot development business across a geographically diversified national platform while consolidating market share in the fragmented U.S. lot development industry. We are primarily investing in short-duration, phased development projects. This strategy is a unique, lower-risk business model that we expect will produce more consistent returns than other public and private land developers.

We have expanded and diversified our lot development operations across 54 markets in 22 states by investing available capital into our existing markets and by entering new markets. We believe our geographically diverse operations provide a strong platform for us to consolidate market share in the highly fragmented lot development industry. We also believe our geographic diversification lowers our operational risks and enhances our earnings potential by mitigating the effects of local and regional economic cycles.

Our real estate origins date back to the 1954 incorporation of Lumbermen’s Investment Corporation, which became a wholly-owned subsidiary of the predecessor to Temple-Inland Inc. ("Temple-Inland") in 1971. We changed our name to Forestar Real Estate Group Inc. after Temple-Inland began reporting us as a separate business segment in 2006, and in 2007, Temple-Inland completed a tax-free distribution of our shares to its stockholders, making us an independent publicly-traded company. In 2008, we changed our name from Forestar Real Estate Group Inc. to Forestar Group Inc. We became a majority-owned subsidiary of D.R. Horton, Inc. ("D.R. Horton") in October 2017 by virtue of a merger with a wholly-owned subsidiary of D.R. Horton. Immediately following the merger, D.R. Horton owned 75% of our outstanding common stock, and as of September 30, 2023, owned approximately 63% of our outstanding common stock.

We have grown significantly since the merger in October 2017. Our Compensation Committee strives to provide a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives that are based on the performance of the Company, with an overall emphasis on maximizing long-term stockholder value. The following discussion provides information regarding our compensation objectives and the relationship between the performance of the executive and the Company.

Alignment of Pay with Performance

The Board places significant emphasis on the Company's long-term success and driving long-term value for our shareholders. Our executive compensation intends to attract, motivate and retain individuals with the necessary experience and expertise to make business decisions that will create long-term shareholder value, without taking excessive risk.

In compensating executive officers for their performance, the Compensation Committee takes a discretionary and holistic approach when evaluating executive officer performance. The Compensation Committee considers several different Company-level metrics including, but not limited to financial performance, operational performance including ensuring our operating platform appropriately supports the business and maintaining a balance sheet that provides operational flexibility. Each NEO's performance, position, tenure, experience, expertise, leadership and management capabilities are considered in addition to the Company-level metrics discussed above.

As the Company becomes more mature over time, the Compensation Committee will continue to evaluate more performance-based compensation programs and criteria designed to more closely align incentive compensation to the achievement of performance-based outcomes.

Several key financial and operational highlights that illustrate our strong performance in fiscal 2023 are provided below. All comparisons are made between fiscal 2022 and fiscal 2023.

FINANCIAL HIGHLIGHTS
Revenue and earnings	•Revenue of $1.4 billion and net income attributable to Forestar of $166.9 million.
Pre-tax profit margins
•Pre-tax income of $221.6 million, with a pre-tax profit margin of 15.4%.
•Excluding non-cash impairment charges of $19.4 million and $3.8 million in fiscal 2023 and 2022, respectively, pre-tax margin for fiscal 2023 was 16.8%, an improvement of 100 basis points.

Increased financial flexibility
•Generated $364.1 million in cash flow from operating activities.
•Total liquidity increased 61% to $998.3 million, including $616.0 million in cash and cash equivalents and $382.3 million of availability on the revolving credit facility after the reduction for outstanding letters of credit.

Value Creation
•Return on equity of 13.2%. Return on equity is calculated as net income attributable to Forestar for the trailing twelve months divided by average stockholders' equity, where average stockholders' equity is the sum of ending stockholders' equity balances of the trailing five quarters divided by five.
•Book value per diluted share increased 14% to $27.43.

OPERATIONAL HIGHLIGHTS
Strong execution	•Delivered 14,040 residential lots.
Attractive lot position
•Owned and controlled 79,200 lots across a geographically diverse footprint at September 30, 2023.
•As land prices continued to increase across most of the Company’s footprint during the year, new land investment was reduced by 38% and the Company primarily focused on the phased development of land already owned.
•The majority of the Company’s owned lot position was put under contract prior to 2021, before land prices increased.

Diversifying customer base	•Continued to diversify and expand customer base by closing lots to 26 unique customers in fiscal 2023.

Advisory Vote

At our 2023 Annual Meeting of Stockholders, approximately 98% of votes cast in our advisory vote on executive compensation were in favor of the proposal. The Compensation Committee considered this result and made no changes to our compensation program as a result of our stockholders’ support of our existing executive compensation program. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions. At our 2023 Annual Meeting of Stockholders, our stockholders voted in favor of an annual frequency of an advisory vote on executive compensation. Our Board of Directors has currently determined that advisory votes on executive compensation should continue to be held annually.

The Compensation Committee has primary authority over establishing and changing our executive compensation programs and making specific compensation determinations while D.R. Horton maintains certain consent rights over certain compensation matters.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain and motivate our executives to maximize company and individual performance as we grow the volume and profitability of our residential lot development business. We are guided by the following principles in determining the form and amount of executive compensation:
•Compensation should align with the performance of the Company and performance of the individual. A portion of total compensation is discretionary in nature yet evaluated based on our financial and operating performance, as well as individual performance of the executive. Bonuses are paid semi-annually based on the achievement of Company objectives and the assessment of individual performance. Also, our restricted stock unit awards generate additional value for executives as our stock price increases.
•Compensation should align executives’ and stockholders’ interests. Our discretionary bonuses are designed to incentivize and reward performance as we grow the volume and profitability of our residential lot development business. In addition, the use of equity-based compensation aligns our executives’ interests with our stockholders’ interests and encourages our executives to focus on growth and long-term performance.
•Compensation should be competitive. Our total compensation, including our base salaries, discretionary bonuses and long-term equity awards, should be competitive with our public and private peers to enable us to attract and retain key executives.
•Retention. We believe an overall package of appropriate pay and benefits helps retain executives and managers. This includes a competitive base salary, discretionary cash bonuses, health and welfare benefits and Company matching contributions under our 401(k) plan. In addition, equity awards with vesting and forfeiture provisions encourage retention.

Elements of our Compensation Program

The elements of our compensation program are as follows:
•Salaries;
•Discretionary semi-annual cash bonuses;
•Long-term time-based equity awards, with restricted stock units as the primary equity incentive;
•401(k) retirement plan contributions; and
•Health and welfare benefits.

Each element of compensation is evaluated independently to determine whether, in our Compensation Committee’s judgment, it is competitive within our industry. Our Compensation Committee maintains a balance among the elements of compensation that aligns a portion of compensation to performance. Our Compensation Committee reviews tally sheets that show all elements of compensation on an aggregate basis over the previous three years. From year to year, the Compensation Committee may also choose to award all or only certain elements of compensation to an NEO.

Element	Performance Measure	Measurement / Vesting Period
Base Salary	Continued service subject to annual evaluation	Evaluated each year
Discretionary cash bonus:
Semi-annual cash bonus	Company and individual performance	6 months to 1 year
Long-term equity incentives:
Restricted stock units	Continued service	3 to 5 years
401(k) retirement benefits	401(k) contribution is dependent on the percentage elected by the NEO and allowable under regulatory limits	None
Health and welfare benefits	None	None

2023 TOTAL COMPENSATION

Base Salaries

Base salaries are determined based on the executive’s responsibilities, performance, experience and the Compensation Committee’s judgment. In reviewing the salaries of executives, the Compensation Committee reviews publicly-available data from our peer group companies (see "Competitive Pay Analysis and Peer Group" on page 28). Base salaries provide our NEOs a foundation of fixed income, encourage retention and recognize effective leadership. With the exception of Mr. Walker, whose base salary increased $25,000 to $300,000 upon his appointment to COO, the base salaries of our other NEOs for fiscal 2023 remained unchanged from fiscal 2022 levels. Each of the NEO’s base salaries was increased for fiscal 2024 to align their salaries with the salaries of similar executives of similar publicly-traded companies, including members of our peer group and other public companies within a range of our market capitalization and industrial classification code, and to recognize each executive’s performance in their role.

The base salaries for fiscal years 2023 and 2024 of our NEOs are set forth in the following table.

Base Salaries of our NEOs	Fiscal 2023 Base Salary	Fiscal 2024 Base Salary
Donald J. Tomnitz	$400,000	$420,000
Daniel C. Bartok*	$400,000	$420,000
James D. Allen	$350,000	$370,000
Mark S. Walker	$300,000	$315,000

*Mr Bartok has announced his retirement is effective January 1, 2024.

Semi - Annual Discretionary Bonuses

Fiscal 2023:

The Compensation Committee and the Board, as applicable, determined bonuses for fiscal 2023 in their discretion for our NEOs. The Committee's discretionary approach is intended to reward performance and align executives' interests with those of our stockholders by focusing our executives on critical short-term financial and operational objectives which also support our long-term financial goals. Consistent with the approach taken in prior years, the Compensation Committee and Board considered the following items, along with other relevant information, when determining the amount of discretionary bonuses for fiscal 2023:

•Increase in margins;
•Improvement of financial returns;
•Management of inventory;
•Extent of responsibilities;
•Increase in the number of lots delivered;
•Disciplined land acquisition;
•Controlling selling, general and administrative costs;
•Maintaining a strong balance sheet that provides operational flexibility; and
•Maintaining strong financial internal controls, financial reporting systems and financial compliance.

During fiscal 2023, after considering these factors, the Compensation Committee and the Board of Directors, as applicable, approved discretionary cash bonuses for the NEOs on a semi-annual basis.

For the first semi-annual period ended March 31, 2023, Mr. Tomnitz and Mr. Bartok each received a $350,000 bonus, Mr. Allen received a $225,000 bonus and Mr. Walker received a $175,000 bonus. For the second semi-annual period ended September 30, 2023, Mr. Tomnitz and Mr. Bartok each received a $1,200,000 bonus and Mr. Allen and Mr. Walker each received a $300,000 bonus. The modest decrease in bonuses for fiscal 2023 over fiscal 2022 was driven by certain lower financial metrics. However, overall the Committee balanced this against the executive's strong individual performance, achievement of multiple financial operational objectives at the Company level and the overall performance of the Company under each of the executive's leadership. The Compensation Committee and Board believe the total compensation paid in fiscal 2023 to each of our NEOs is appropriate in light of our compensation philosophy, all of our compensation objectives and the compensation received by similar executives at our peer companies.

For fiscal 2024, the Compensation Committee will evaluate executive performance and expects to continue to consider and award any discretionary bonuses on a semi-annual basis, none of which are guaranteed.

As the Company continues to mature over time, the Compensation Committee will continue to evaluate more performance-based compensation programs and criteria designed to more closely align incentive compensation to achievement of pre-established performance criteria.

Long-Term Incentive Awards

Our 2018 Stock Incentive Plan gives us the ability to provide our eligible employees, including each of our NEOs, awards based on shares of our common stock. Our equity-based incentive awards for NEOs are currently granted in the form of time-based restricted stock units (“RSUs”). Our Compensation Committee grants equity awards to align interests of the executives with the interests of our stockholders and to remain competitive with market practices and support executive retention.

In making decisions regarding annual equity-based awards, including determining the size of awards, our Compensation Committee considers previous grants made to the executive, the value and experience the executive brings to their role, retention incentives and the responsibilities of the executive. In the case of a new executive, or an executive assuming new responsibilities, an initial grant may be made above usual annual targeted levels. The size of equity-based awards may be determined based on input from a compensation consultant regarding market practices, recommendations of the Executive Chairman or the CEO (except the CEO and Executive Chairman do not make recommendations regarding their own awards) or the judgment of our Compensation Committee. The dollar value of the awards may be below, at or above the mid-range of what other comparable companies may offer in any given year.

Time-based RSUs, which are the primary equity incentive we grant under our 2018 Stock Incentive Plan, may be granted at any time. Each RSU represents the right to receive one share of our common stock upon vesting. All other terms and conditions of the RSUs are determined at the time of award.

On March 21, 2023, the Compensation Committee awarded to Mr. Tomnitz and Mr. Bartok 40,650 RSUs, Mr. Allen 27,100 RSUs and Mr. Walker 20,325 RSUs. The RSU grants to Mr. Tomnitz and Mr. Bartok each vest in three equal annual installments and Mr. Allen and Mr. Walker’s RSUs vest in five equal annual installments. The Compensation Committee may, at its discretion, determine to grant additional equity awards during fiscal 2024 to the NEOs.

Insider Trading Policy

Under the terms of our insider trading policy, employees, including the NEOs, directors and their designees may not generally engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our common stock, including trading in options, warrants, puts, calls or similar hedging instruments, selling our securities “short” and may not pledge or hold our securities in margin accounts.

Other Compensation and Benefits

Qualified Retirement Benefits

Our employees, including our NEOs, are eligible to participate in the D.R. Horton 401(k) plan, a tax-qualified defined contribution retirement plan. The D.R. Horton 401(k) plan allows for employee contributions with a company match. Our NEOs, like all other eligible employees, may contribute from 1% to 75% of their earnings, on a pre-tax basis, into the D.R. Horton 401(k) plan subject to statutory limitations. As of September 30, 2023, the maximum amount that could be contributed to the plan by a plan participant was $22,500 ($30,000 for participants 50 years or older). The Company makes a matching contribution to the participants’ accounts in an amount of $0.50 for each $1.00 contributed by the participant up to 6% of his or her covered wages.

Health and Welfare Benefits

We offer the same health and welfare benefits to all full-time employees, including our NEOs. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, a dependent care spending account, a health care spending account, a health savings account and other similar benefits.

Perquisites

We generally provide minimal perquisites to our executives. No perquisites were provided to our NEOs in fiscal 2023.

Clawback Policy

In October 2023, the Board of Directors adopted a clawback policy that applies to certain incentive-based compensation that we may grant, which is intended to comply with the requirements of the New York Stock Exchange Listing Standard 303A.14 implementing Rule 10D-1 under the Securities Exchange Act of 1934. In the event the Company is required to prepare an accounting restatement of the Company's financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover any excess incentive-based compensation received by a covered executive, including the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements. The Board of Directors believes that the clawback policy and prohibiting the hedging and pledging of the Company’s common stock, will further minimize compensation risk and strengthen the alignment of executives’ interests with those of long-term stockholders. Due to the discretionary and holistic nature of the Company's annual bonus program and our current practice of awarding only time-based RSUs, the Company currently does not have any incentive compensation plans that are subject to the clawback policy. However, the Company believes it is important to adopt and maintain such a policy as the Company continues to evaluate more performance-based compensation elements designed to more formulaically align with the achievement of performance-based outcomes.

Oversight of Executive Compensation

Compensation Committee

Our Compensation Committee oversees executive compensation and approves compensation for our Executive Chairman and our CEO and makes recommendations to the Board regarding the compensation of our other NEOs. Our Compensation Committee is composed entirely of independent, outside directors and establishes and administers our compensation programs and philosophies. Our Executive Chairman works closely with our Compensation Committee and recommends executive compensation amounts, except that our Executive Chairman does not participate in discussions regarding his own compensation. Our Executive Chairman also consults with the other executive officers about compensation amounts for executives and other employees who report to them. Our Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. Further duties of the Compensation Committee are more fully set forth in the Compensation Committee Charter, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section.

Competitive Pay Analysis and Peer Group

We employ several methods to evaluate our executive compensation practices relative to those of other companies. Our Compensation Committee, either alone or with the assistance of a compensation consultant, if one is engaged for the year, may conduct an analysis of the compensation of our NEOs to assist with setting compensation for the NEOs. We believe it is important to have compensation discussions with management throughout the year. The Compensation Committee believes providing a mix of short and long-term awards through cash and equity is an important part of aligning the executives’ interests with the Company’s as well as providing competitive pay structures designed to mitigate inappropriate risk taking. For further comparison, our Compensation Committee may evaluate compensation programs and amounts provided to the NEOs of the companies in our peer group. Although we believe benchmarking the pay of our peer group is useful in determining our compensation practices and pay levels, we do not target our pay toward any particular peer group benchmark.

Our peer group for fiscal 2023 remained unchanged from fiscal 2022 and our Compensation Committee has determined to continue using this same peer group for assessing fiscal 2024 compensation levels. Our peer group is:

Beazer Homes USA, Inc.	Howard Hughes Holdings Inc.	PGT Innovations, Inc.
Century Communities, Inc.	M.D.C. Holdings, Inc.	The St. Joe Company
Five Point Holdings, LLC	Masonite International Corp.	Tri Pointe Homes, Inc.

Compensation Consultant

Our Compensation Committee may engage a compensation consultant or other third-party service providers from time to time to, among other things, provide market and other specific information on executive pay. In fiscal 2023, our Compensation Committee did not engage a compensation consultant or any other third-party service to provide advice or consult about executive compensation programs and amounts.

Tally Sheets

Our Compensation Committee reviews tally sheets for each of the NEOs setting forth compensation for the previous three years. These tally sheets list the executive’s salary, proposed bonus and stock awards, actual and anticipated 401(k) matching contributions and value of health and welfare benefits, in each case, over the previous three-year period.

Evaluation of Executive Chairman’s and CEO’s Performance

Our Compensation Committee facilitates a process for each member of our Board (excluding our Executive Chairman) to provide formal feedback regarding our Executive Chairman’s and CEO’s performance, to be discussed with the full Board (excluding our Executive Chairman and CEO) in executive session. Factors evaluated may include, but are not limited to, increased land and lot development, lot sales, and other financial and non-financial performance measures and objectives, including leadership, ethics, key initiatives, strategic planning, financial results, succession planning, human resources, communications, external relations and board relations. Our Compensation Committee determines Executive Chairman and CEO pay.

Compensation Oversight Governance Practices

Our governance practices divide responsibility for compensation oversight into three levels:

Stockholders:	Stockholders have approved our stock incentive plans and provide an annual advisory vote on executive compensation. In addition, under the terms of the Stockholder’s Agreement with D.R. Horton, for so long as D.R. Horton beneficially owns 35% or more of our voting securities, we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements. Thus, under those circumstances, D.R. Horton's approval is required.

Board and Compensation Committee:	Our Compensation Committee is composed entirely of independent directors. The Compensation Committee establishes and oversees the administration of our compensation programs. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and intent. The Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. The Compensation Committee is responsible for the approval of salaries and bonuses of the Executive Chairman and CEO and long-term equity compensation awarded to each of the NEOs. The full Board evaluates the performance of the CFO and COO and acts on recommendations of the Compensation Committee with respect to CFO and COO compensation.

Management:	Management determines individual employee bonuses and administers all employee benefit and incentive plans on a day-to-day basis. Within management, the Executive Chairman serves as a liaison with the Compensation Committee.

Equity Award Grant Practices

Our general practice is to consider equity-based awards annually. From time to time, we may grant equity-based awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance or for promotional recognition. The Executive Chairman provides award recommendations to our Compensation Committee for approval.

We do not have any program, plan or practice to time the grants of stock-based awards in coordination with the release of material non-public information nor do we time the release of material non-public information for the purpose of affecting the value of equity compensation. Our policy for setting the timing of stock-based awards does not allow executives to have any role in choosing the price of their stock-based awards. We do not “back date,” “spring load” or reprice stock-based awards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on this review and discussion, recommended to the Board of Directors that it be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended September 30, 2023.

Lisa H. Jamieson, Chair
Samuel R. Fuller
Elizabeth (Betsy) Parmer
G.F. (Rick) Ringler, III

Summary Compensation Table

The following table contains compensation information for our Executive Chairman, CEO, CFO, and COO. We refer to these persons as our NEOs. The information in the following table is presented in accordance with SEC requirements.

Name and Principal Position(1)	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Donald J. Tomnitz	2023	400,000	1,550,000	599,994	17,289	2,567,283
Executive Chairman	2022	395,833	1,700,000	600,004	13,624	2,709,461
	2021	350,000	1,400,000	500,006	11,367	2,261,373
Daniel C. Bartok	2023	400,000	1,550,000	599,994	19,440	2,569,434
President and Chief Executive Officer	2022	395,833	1,700,000	600,004	15,002	2,710,839
	2021	350,000	1,400,000	500,006	13,118	2,263,124
James D. Allen	2023	350,000	525,000	399,996	13,244	1,288,240
Executive Vice President and Chief Financial Officer	2022	345,833	550,000	400,008	12,367	1,308,208
	2021	300,000	415,000	299,989	21,361	1,036,350
Mark S. Walker	2023	300,000	475,000	299,997	12,555	1,087,552
Executive Vice President and Chief Operating Officer

(1)Mr. Walker became an NEO in fiscal year 2023.

(2)The amounts set forth in column (d) represent the discretionary cash bonuses earned by the NEOs during the applicable fiscal years. For additional information regarding the discretionary bonuses earned for fiscal 2023, please see “Semi - Annual Discretionary Bonuses” within the “Compensation Discussion and Analysis” section beginning on page 20 of this Proxy Statement.
(3)The amounts set forth in column (e) represent the aggregate grant date fair value of stock awards granted during the applicable fiscal years calculated in accordance with ASC Topic 718. Assumptions used in the calculation are included in Note 1 under the caption "Stock-Based Compensation" to our audited consolidated financial statements for the year ended September 30, 2023 included in our Annual Report on Form 10-K filed with the SEC on November 17, 2023.
(4)The amounts set forth in column (f) for fiscal 2023 include the following amounts:

	Additional Life Insurance and Long-Term Disability Premiums ($)	HSA and Wellness Contribution ($)	401(k) Matching Contributions ($)	Total ($)
Mr. Tomnitz	7,389	—	9,900	17,289
Mr. Bartok	8,320	1,220	9,900	19,440
Mr. Allen	3,344	—	9,900	13,244
Mr. Walker	2,655	—	9,900	12,555

Fiscal 2023 Grants of Plan-Based Awards

The following table summarizes fiscal 2023 grants of stock-based compensation made to each of our NEOs:

Name	Grant Date	Type of Award	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1) ($)
(a)	(b)	(c)	(d)	(e)
Mr. Tomnitz	3/21/2023	RSUs(2)	40,650	599,994
Mr. Bartok	3/21/2023	RSUs(2)	40,650	599,994
Mr. Allen	3/21/2023	RSUs(3)	27,100	399,996
Mr. Walker	3/21/2023	RSUs(3)	20,325	299,997

(1)The amounts in column (e) are based on the aggregate grant date fair value of the award determined pursuant to ASC 718. Assumptions used in the calculation of the amount in column (e) are included in Note 1 under the caption "Stock-Based Compensation" to our audited consolidated financial statements for the year ended September 30, 2023 included in our Annual Report on Form 10-K filed with the SEC on November 17, 2023.
(2)These RSUs vest in three equal annual installments beginning on the first anniversary of the grant date. The award will be settled in shares of our common stock after vesting.
(3)These RSUs vest in five equal annual installments beginning on the first anniversary of the grant date. The award will be settled in shares of our common stock after vesting.

Fiscal 2023 Outstanding Equity Awards

The following table summarizes outstanding equity awards at September 30, 2023. All awards will be settled in shares of our common stock unless noted below.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Vesting Date
Mr. Tomnitz	3/18/2021	6,214	167,405	(2)
	3/31/2022	21,262	572,798	(3)
	3/21/2023	40,650	1,095,111	(4)
Mr. Bartok	3/18/2021	6,214	167,405	(5)
	3/31/2022	21,262	572,798	(6)
	3/21/2023	40,650	1,095,111	(7)
Mr. Allen	3/30/2020	2,500	67,350	(8)
	3/18/2021	7,556	203,559	(9)
	3/31/2022	18,018	485,405	(10)
	3/21/2023	27,100	730,074	(11)
Mr. Walker	11/26/2018	600	64,482	(12)
	5/6/2019	1,120	30,173	(13)
	3/10/2020	3,600	96,984	(14)
	3/18/2021	4,662	125,594	(15)
	3/31/2022	11,261	303,371	(16)
	3/21/2023	20,325	547,556	(17)

(1)Value for all awards is based on the closing market price of our common stock of $26.94 as reported on the NYSE on September 29, 2023, the last trading day of fiscal 2023, unless otherwise noted.
(2)The RSU award (covering 20,991 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date. As a result of his retirement eligibility, additional shares are also withheld to cover certain payroll taxes as and when due.
(3)The RSU award (covering 33,784 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date. As a result of his retirement eligibility, additional shares are also withheld to cover certain payroll taxes as and when due.
(4)The RSU award (covering 40,650 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date. As a result of his retirement eligibility, additional shares are also withheld to cover certain payroll taxes as and when due.
(5)The RSU award (covering 20,991 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date. As a result of his retirement eligibility, additional shares are also withheld to cover certain payroll taxes as and when due.
(6)The RSU award (covering 33,784 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date. As a result of his retirement eligibility, additional shares are also withheld to cover certain payroll taxes as and when due.
(7)The RSU award (covering 40,650 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date. As a result of his retirement eligibility, additional shares are also withheld to cover certain payroll taxes as and when due.

(8)The RSU award (covering 6,250 shares of common stock on the grant date) vests in five equal annual installments on each of the first five anniversaries of March 10, 2020.
(9)The RSU award (covering 12,594 shares of common stock on the grant date) vests in five equal annual installments on each of the first five anniversaries of the grant date.
(10)The RSU award (covering 22,523 shares of common stock on the grant date) vests in five equal annual installments on each of the first five anniversaries of the grant date.
(11) The RSU award (covering 27,100 shares of common stock on the grant date) vests in five equal annual installments on each of the first five anniversaries of the grant date.
(12) The RSU award (covering 3,000 shares of D.R. Horton common stock on the grant date) vests in five equal annual installments on each of the first five anniversaries of the grant date. This award was granted to Mr. Walker during his service at D.R. Horton, prior to his employment at the Company, but continues to vest based on his service to the Company. The market value for this award is based on the closing market price of D.R. Horton common stock of $107.47 as reported on the NYSE on September 29, 2023.
(13) The RSU award (covering 5,600 shares of common stock on the grant date) vests in five equal annual installments on each of the first five anniversaries of the grant date.
(14) The RSU award (covering 9,000 shares of common stock on the grant date) vests in five equal annual installments on each of the first five anniversaries of the grant date.
(15) The RSU award (covering 7,770 shares of common stock on the grant date) vests in five equal annual installments on each of the first five anniversaries of the grant date.
(16) The RSU award (covering 14,077 shares of common stock on the grant date) vests in five equal annual installments on each of the first five anniversaries of the grant date.
(17)The RSU award (covering 20,325 shares of common stock on the grant date) vests in five equal annual installments on each of the first five anniversaries of the grant date.

Fiscal 2023 Option Exercises and Stock Vested

The following table summarizes stock-based compensation awards vested in fiscal 2023:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(1)
Mr. Tomnitz	28,399	420,483
Mr. Bartok	25,688	382,258
Mr. Allen	8,274	124,148
Mr. Walker	8,190 (2)	191,294 (2)
(1)Value reflects the aggregate dollar amount realized upon vesting by multiplying the number of shares vested by the closing market price of common stock on the vesting date.
(2)Includes 900 shares of D.R. Horton common stock acquired under D.R. Horton's stock-based compensation awards that vested in fiscal 2023 for an aggregate value realized upon vesting of $77,685.

Potential Payments Upon Termination or Change in Control

Equity Incentive Awards

Under our 2018 Stock Incentive Plan, the administrator will determine and include in any award agreement the terms and conditions applicable to any unvested equity awards following the termination of a participant’s employment with the Company, D.R. Horton or any of their respective subsidiaries. Generally, if a retirement-eligible employee retires, or upon the participant’s disability, death, or a change in control of the Company, all RSUs will vest in full if the participant had continuous status as an employee since the grant date of the award. Otherwise, in the event of a participant’s termination, all unvested RSUs will immediately cease to vest, and all unvested RSUs and any rights to the underlying shares will be terminated on the date of termination. Generally, transfers of employment (or engagement) among the Company, D.R. Horton, and their respective subsidiaries will not give rise to a “termination of employment” under the 2018 Stock Incentive Plan. As of September 30, 2023, Messrs. Tomnitz, Bartok, Allen and Walker held outstanding equity awards under our 2018 Stock Incentive Plan. Pursuant to the terms of each NEO’s award agreement under our 2018 Stock Incentive Plan, each NEO’s equity awards immediately vest upon the earlier of such NEO’s death, disability, retirement (at age 65 or later) or a change in control of the Company, as defined in the 2018 Stock Incentive Plan. Mr. Walker's RSU award covering shares of D.R. Horton common stock is subject to the same termination and change in control treatment pursuant to the D.R. Horton Inc. 2006 Stock Incentive Plan.

Quantification of Termination Payments and Benefits

The following table summarizes the estimated amounts our NEOs would have become entitled to in the event of a termination of such executive officer’s employment under various scenarios. The amounts shown assume that such termination was effective as of September 30, 2023, and include estimates of the amounts that would be paid to each executive officer upon such executive officer’s termination of employment or a change in control of the Company based on the closing price of our common stock of $26.94 on September 29, 2023, the last trading day of fiscal 2023 (or in the case of Mr. Walker's D.R. Horton RSUs, the closing market price of D.R. Horton common stock of $107.47 as reported on the NYSE on September 29, 2023). The table includes only additional benefits that result from the termination of employment or the change in control of the Company and does not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from the Company or a change in control of the Company. Because the amounts shown assume a termination effective as of September 30, 2023, the amounts do not reflect any potential payments upon Mr. Bartok's retirement effective January 1, 2024.

	Severance and Retirement Benefits	Pro-rata Bonus Payment	Value of Equity Awards that Vest	Welfare Benefits	Outplacement	Aggregate Payments
Mr. Tomnitz
Change in Control	$—	$—	$1,835,314	$—	$—	$1,835,314
Termination other than for Retirement, Death or Disability	$—	$—	$—	$—	$—	$—
Retirement(1)	$—	$—	$1,835,314	$—	$—	$1,835,314
Death	$—	$—	$1,835,314	$—	$—	$1,835,314
Disability	$—	$—	$1,835,314	$—	$—	$1,835,314
Mr. Bartok
Change in Control	$—	$—	$1,835,314	$—	$—	$1,835,314
Termination other than for Retirement, Death or Disability	$—	$—	$—	$—	$—	$—
Retirement(2)	$—	$—	$1,835,314	$—	$—	$1,835,314
Death	$—	$—	$1,835,314	$—	$—	$1,835,314
Disability	$—	$—	$1,835,314	$—	$—	$1,835,314
Mr. Allen
Change in Control	$—	$—	$1,486,388	$—	$—	$1,486,388
Termination other than for Retirement, Death or Disability	$—	$—	$—	$—	$—	$—
Retirement(3)	$—	$—	$—	$—	$—	$—
Death	$—	$—	$1,486,388	$—	$—	$1,486,388
Disability	$—	$—	$1,486,388	$—	$—	$1,486,388
Mr. Walker
Change in Control	$—	$—	$1,168,160	$—	$—	$1,168,160
Termination other than for Retirement, Death or Disability	$—	$—	$—	$—	$—	$—
Retirement(4)	$—	$—	$—	$—	$—	$—
Death	$—	$—	$1,168,160	$—	$—	$1,168,160
Disability	$—	$—	$1,168,160	$—	$—	$1,168,160

(1)As of September 30, 2023, Mr. Tomnitz had reached normal retirement age (65 years old) under the applicable award agreements pursuant to our 2018 Stock Incentive Plan.
(2)As of September 30, 2023, Mr. Bartok had reached normal retirement age (65 years old) under the applicable award agreements pursuant to our 2018 Stock Incentive Plan.

(3)As of September 30, 2023, Mr. Allen had not yet reached normal retirement age under the applicable award agreements pursuant to our 2018 Stock Incentive Plan.

(4)As of September 30, 2023, Mr. Walker had not yet reached normal retirement age under the applicable award agreements pursuant to our 2018 Stock Incentive Plan and pursuant to the D.R. Horton, Inc. 2006 Stock Incentive Plan.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes shares outstanding and available under our equity compensation plans as of September 30, 2023:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(2)	877,400	n/a	4,110,568
Equity compensation plans not approved by stockholders	None	n/a	None
Total	877,400	n/a	4,110,568

(1)Consists solely of restricted stock units, which do not have an exercise price.
(2)The number of shares remaining available for issuance represents the remaining number of share awards that may be granted under our 2018 Stock Incentive Plan and the 2022 Employee Stock Purchase Plan.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median compensated employee and the annual total compensation of Mr. Bartok, our CEO during fiscal 2023.

For fiscal 2023:
•the annual total compensation of the median compensated employee of our Company (excluding Mr. Bartok) was $136,345; and
•the annual total compensation of Mr. Bartok was $2,576,869.

Based on this information, for fiscal 2023, the ratio of the annual total compensation of Mr. Bartok to the total compensation of our median compensated employee was 19 to 1.

To identify our median employee for fiscal 2023, as well as to determine the total annual compensation of our median employee and Mr. Bartok for fiscal 2023, we took the following steps:
1.We determined that, as of September 30, 2023, our employee population consisted of 294 individuals (excluding Mr. Bartok) with all of these individuals located in the United States. This population consisted of full-time, part-time and temporary employees. As we had an even number of employees, the methodology resulted in the identification of two median employees. We selected the employee whom we believed had annual total compensation that was more representative of our general compensation practices.

2.To identify the median employee from our employee population, we obtained a listing of total compensation paid to each employee during fiscal 2023. For this purpose, total compensation included salary or wages, as applicable, commissions, bonuses, equity awards that vested or were exercised during the year and any other cash compensation. Such amounts were obtained from our payroll records. We annualized the salaries and wages of our full and part-time employees who were not employed for the entire fiscal year.
3.We identified our median employee using this compensation measure, which was consistently applied to all our employees as of the measurement date. Because all of our employees are located in the United States we did not make any cost-of-living adjustments in identifying the median employee.
4.Once we identified our median employee, we calculated such employee’s compensation for fiscal 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
5.In addition to the amounts required to be reported as compensation in the Summary Compensation Table, we included the dollar value of employer paid non-discriminatory health insurance benefits in the total annual compensation of our median employee and Mr. Bartok to better reflect our employee compensation practices.

The pay ratio as described above involves a degree of imprecision due to the use of estimates and assumptions but is a reasonable estimate that we calculated in a manner consistent with Item 402(u) of Regulation S-K.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of the Company. For further information concerning the Company's pay for performance philosophy and how the Company aligns executive compensation with Company's performance, refer to the Compensation Discussion and Analysis section beginning on page 20.

The following table sets forth information regarding compensation of our principal executive officer ("PEO") and average compensation of our other NEOs compared to Company performance for the most recently completed fiscal years. We have not included a Company-selected measure in the following table because we do not link our NEO compensation to any specific financial performance measure.

					Value of Initial Fixed $100 Investment Based On
Year	Summary Compensation Table Total for Mr. Bartok(1)	Compensation Actually Paid to Mr. Bartok(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income(7) (in millions)
2023	$2,569,434	$3,592,107	$1,647,692	$2,468,745	$152.20	$139.22	$166.9
2022	$2,710,839	$2,321,786	$2,008,835	$1,671,559	$63.22	$90.73	$178.8
2021	$2,263,124	$2,259,809	$1,648,862	$1,643,444	$105.25	$132.31	$110.5
(1)The dollar amounts reported in this column are the amounts of the total compensation reported for our PEO, Daniel C. Bartok, who was our Chief Executive Officer in each of the years presented. Refer to “Executive Compensation - Summary Compensation Table.”
(2)The dollar amounts reported represent the amount of “compensation actually paid” to Mr. Bartok, as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by Mr. Bartok. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718.

Compensation Actually Paid to Mr. Bartok	2023	2022	2021
Summary Compensation Table (SCT) total compensation	$2,569,434	$2,710,839	$2,263,124
Less: stock award values reported in SCT for the covered year	(599,994)	(600,004)	(500,006)
Plus: fair value as of year-end of stock awards granted in the covered year	1,095,111	378,043	391,062
Plus: year over year change in fair value as of year-end of outstanding unvested stock awards granted in prior years	432,747	(144,187)	17,577
Plus: year over year change in fair value as of the vesting date of stock awards granted in prior years that vested in the covered year	94,809	(22,905)	88,052
Compensation actually paid to Mr. Bartok	$3,592,107	$2,321,786	$2,259,809
(3)The dollar amounts reported represent the average of the amounts reported for the Company's non-PEO NEOs as a group in the "Total" column of the Summary Compensation Table in each applicable year. The names of the NEOs included for these purposes in each applicable year are as follows: (i) for 2023, Donald J. Tomnitz, James D. Allen, and Mark S. Walker; and (ii) for 2022 and 2021, Donald J. Tomnitz and James D. Allen.
(4)The dollar amounts reported represent the average amount of “compensation actually paid” to the non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718.

Average Compensation Actually Paid to Non-PEO NEOs	2023	2022	2021
Average Summary Compensation Table (SCT) total compensation	1,647,692	2,008,835	1,648,862
Less: average stock award values reported in SCT for the covered year	(433,329)	(500,006)	(399,997)
Plus: average fair value as of year-end of stock awards granted in the covered year	790,914	315,038	312,844
Plus: average year over year change in fair value as of year-end of outstanding unvested stock awards granted in prior years	408,037	(133,608)	15,024
Plus: average year over year change in fair value as of the vesting date of stock awards granted in prior years that vested in the covered year	55,431	(18,700)	66,711
Average compensation actually paid to non-PEO NEOs	$2,468,745	$1,671,559	$1,643,444
(5)Total Shareholder Return (TSR) is calculated by assuming that a $100 investment was made on September 30, 2020.
(6)The TSR Peer Group consists of the Russell 2000 Index, as used in the Company's stock performance graph in our annual report on Form 10-K.
(7)The dollar amounts reported represent the amount of net income reflected in the Company's audited financial statements for the applicable fiscal year.

No Specific Financial Performance Measures
As described in greater detail in the Compensation Discussion and Analysis section, the Company's executive compensation program consists of base salary, a discretionary cash bonus, equity compensation that vests based on continued service and broad-based team member health and welfare programs and retirement benefits. The Company did not tie its cash bonus program or equity awards for 2023 to any specific financial performance measure since the 2023 cash bonus program was fully discretionary based on a holistic review of Company performance and the equity awards granted to our NEOs were comprised entirely of time-based RSUs.
While the Compensation Committee considers overall financial performance for the year to align executive compensation with Company performance, the Compensation Committee does not link any specific financial performance measure to compensation for our NEOs. Therefore, as permitted by Item 402(v) of Regulation S-K, we have not disclosed a Company-selected measure in the Pay versus Performance Table above or provided a list of the most important of such financial performance measures.

Relationship Between Pay and Performance
As described in more detail in the Compensation Discussion and Analysis section, the Company's executive compensation program reflects a discretionary pay-for-performance philosophy based on the holistic consideration of several factors. While the Compensation Committee considers several measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to emphasize long-term success and long-term value and therefore does not specifically align the Company's performance measures with compensation that is actually paid (as calculated in accordance with SEC rules) for a particular year. Pursuant to SEC rules, the following graphs are provided to show the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and TSR
$4
$3
$2
$1
$0
CAP (in millions)
$200
$150
$100
$50
$0
TSR (per share)
2021
2022
2023
PEO CAP
Average Non-PEO NEO CAP
Forestar Group Inc. TSR
Russell 2000 Index TSR

Compensation Actually Paid and Net Income
$4
$3
$2
$1
$0
CAP (in millions)
$200
$150
$100
$50
$0
Net Income (in millions)
2021
2022
2023
PEO CAP
Average Non-PEO NEO CAP
Net Income

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements; compliance with legal and regulatory requirements; the adequacy of internal control over financial reporting; and the independence, qualifications, and performance of the independent registered public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, which is available on the Company’s website at www.forestar.com.

Management is responsible for the financial statements, the effectiveness of internal control over financial reporting and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles.

In fulfilling our oversight responsibilities, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the year ended September 30, 2023. We also reviewed and discussed with Ernst & Young LLP the audit plans and results and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. In addition, we received and reviewed the written disclosures and letter from Ernst & Young LLP required by applicable rules of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with Ernst & Young LLP their independence.

Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2023, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Samuel R. Fuller, Chair

Lisa H. Jamieson

Elizabeth (Betsy) Parmer

G.F. (Rick) Ringler, III

Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP to continue to serve as the independent registered public accounting firm to audit our consolidated financial statements for fiscal year 2024. Fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for the last two fiscal years were:

	2023	2022
Audit Fees	$815,111	$817,966
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total(1)	$815,111	$817,966

(1)All of the fees listed above were approved by the Audit Committee, and therefore, none were approved based on waiver of pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the pre-approval policy, the Audit Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is documented in the minutes of the Audit Committee meeting. The types of services the Audit Committee pre-approves annually are the audit, audit-related and certain tax services described above.

The Chairman of the Audit Committee may grant approvals between Audit Committee meetings for services not pre-approved by the full Audit Committee. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of fees paid to the independent registered public accounting firm during that fiscal year. Such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year’s audit. During fiscal 2023, no services were approved pursuant to this exception.

In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

Representatives of Ernst & Young LLP will be present in person or by conference call at the 2024 Annual Meeting and given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification is not required for the selection of Ernst & Young LLP because the Audit Committee has the responsibility for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” the Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending September 30, 2024.

Beneficial Ownership of Common Stock

Management

The following table sets forth information regarding the beneficial ownership of our common stock as of the close of business on November 27, 2023 by:

•Each of our directors and nominees for director, including our Executive Chairman;
•Our named executive officers; and
•All current directors and executive officers as a group.

We determined beneficial ownership as reported in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting all the shares listed in the table, the directors and executive officers may not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim beneficial ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

	Amount and Nature of Common Stock Beneficially Owned
Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Non-Employee Directors
Samuel R. Fuller	20,267	*
Lisa H. Jamieson	14,767	*
Elizabeth (Betsy) Parmer	—	*
G.F. (Rick) Ringler, III	9,267	*
Named Executive Officers
Donald J. Tomnitz	86,825	*
Daniel C. Bartok	79,942	*
James D. Allen	26,422	*
Mark S. Walker	6,668	*
Group
All directors and executive officers (8 persons) as a group	244,158	*

*    Less than one percent based upon a total of 49,909,713 shares of common stock outstanding on November 27, 2023.
(1)No shares of our common stock were owned by relatives of our directors, named executive officers, or directors and executive officers as a group.

Certain Other Beneficial Owners

Based on 13G and 13D filings, the name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent of the outstanding shares of our common stock as of the close of business on November 27, 2023 follows.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent(4)

D.R. Horton, Inc.(1)	31,451,063	63.0%
1341 Horton Circle
Arlington, Texas 76011
Long Pond Capital, LP(2)	4,681,873	9.4%
527 Madison Avenue, 15th Floor
New York, NY 10022
The Vanguard Group(3)	2,718,424	5.4%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)Based solely upon information contained in the most recently filed Schedule 13D/A of D.R. Horton, filed with the SEC on April 21, 2021, reflecting beneficial ownership as of April 19, 2021. According to this Schedule 13D/A, D.R. Horton had sole voting power for 31,451,063 of these shares, no shared voting power, sole dispositive power for 31,451,063 of these shares and no shared dispositive power.
(2)Based solely upon information contained in the most recently filed Schedule 13G/A of Long Pond Capital, LP, filed with the SEC on February 14, 2023, reflecting beneficial ownership as of December 31, 2022. According to this Schedule 13G/A, Long Pond Capital, LP had no sole voting power, shared voting power for 4,681,873 of these shares, no sole dispositive power and shared dispositive power for 4,681,873 of these shares. Long Pond Capital, LP, a Delaware limited partnership (“Long Pond LP”), serves as the investment manager to certain private funds, including Long Pond U.S. Master, LP, a Delaware limited partnership (collectively, the “Funds”), and may direct the vote and disposition of the 4,681,873 shares of our common stock held by the Funds. Long Pond Capital GP, LLC, a Delaware limited liability company (“Long Pond LLC”), serves as the general partner of Long Pond LP and may direct Long Pond LP to direct the vote and disposition of the 4,681,873 shares of our common stock held by the Funds. As the principal of Long Pond LP, John Khoury may direct the vote and disposition of the 4,681,873 shares of the Common Stock held by the Funds. Long Pond LP, Long Pond LLC and Mr. Khoury are the beneficial owners of 4,681,873 shares of our common stock. Long Pond U.S. Master, LP is the beneficial owner of 2,946,742 shares of our common stock.
(3)Based solely upon information contained in the most recently filed Schedule 13G/A of The Vanguard Group, filed with the SEC on February 9, 2023, reflecting beneficial ownership as of December 30, 2022. According to this Schedule 13G/A, The Vanguard Group had no sole voting power, shared voting power for 16,397 of these shares, sole dispositive power for 2,687,216 of these shares, and shared dispositive power for 31,208 of these shares.

(4)The percentages are calculated based on 49,909,713 outstanding shares at November 27, 2023.

Certain Relationships and Related Party Transactions

Related Party Transaction Policy

We maintain a written policy and procedures for the review, approval or ratification of any related party transactions that we are required to report under this section of the Proxy Statement.

Under the related party transaction policy, any transaction, arrangement or relationship between a related party and us must be reviewed and approved by the Nominating and Governance Committee, unless pre-approved under the policy. The policy deems the following transactions, arrangements or relationships as pre-approved:

•Compensation arrangements required to be reported under the Director or Executive Compensation sections of the proxy statement;
•Compensation arrangements with an executive officer who is not an immediate family member of another related party;
•Business expense reimbursements;
•Transactions with an entity in which the related party owns less than 10% of the other entity;
•Transactions with an entity in which the related party is a director only;
•Transactions with an entity in which the related party is not an executive officer or a partner, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that entity's total annual revenues;
•Indebtedness for transactions in the ordinary course of business;
•Transactions available to all employees in the ordinary course of business, including employment by the Company of an executive officer or any related party provided such employment is approved by an executive officer of the Company who is disinterested in the transaction;
•Transactions involving a related party where the rates or charges involved are determined by competitive bids, provided such transaction is approved by an executive officer of the Company who is disinterested in the transaction;
•Transactions with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law of governmental authority; and
•Transactions between D.R. Horton and us that are contemplated by, and approved in accordance with (i) Section 6.2 of our Second Amended and Restated Certificate of Incorporation, (ii) the Stockholder’s Agreement between D.R. Horton and us dated June 29, 2017 and (iii) the Master Supply Agreement between D.R. Horton and us dated June 29, 2017, all of which were approved by our stockholders at a Special Meeting of Stockholders held on October 3, 2017, provided such transactions are approved by our Investment Committee and/or Board of Directors (independent directors) as contemplated in such governing documents and agreements.

Under the policy, the Nominating and Governance Committee, in the course of review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arms-length basis, whether the transaction conforms to our Standards of Business Conduct and Ethics and whether the transaction impacts a director’s independence under the NYSE listing standards. A related party transaction that has been approved or ratified by the independent members of our Board of Directors does not require approval or ratification by the Nominating and Governance Committee.

If we enter into a related party transaction that has not received approval of the Nominating and Governance Committee or Board of Directors or was not pre-approved under our policy, or if a transaction that was not originally a related party transaction later becomes a related party transaction, the Nominating and Governance Committee must review the transaction promptly and may ratify the transaction. Unless there is a compelling business or legal reason for us to continue with the transaction, the Nominating and Governance Committee may only ratify the transaction if it determines that the transaction is fair to us and any failure to comply with the related party transaction policy was not due to fraud or deceit.

Related party transactions between D.R. Horton and us that have been approved by our Investment Committee (i.e., transactions of $20 million or less) and are of the type contemplated in Section 6.2 of our Second Amended and Restated Certificate of Incorporation, the Stockholder’s Agreement between D.R. Horton and us dated June 29, 2017 and the Master Supply Agreement between D.R. Horton and us dated June 29, 2017 may be ratified by the Nominating and Governance Committee on a quarterly basis or at the next scheduled meeting of the Nominating and Governance Committee at which the Committee chairperson includes such item on the meeting agenda.

Stockholder’s Agreement

We entered into a Stockholder’s Agreement with D.R. Horton that provides for certain board and board committee appointment rights and certain approval rights. For a discussion of the board and board committee approval requirements, see “Proposal No. 1 — Election of Directors — Stockholder’s Agreement” and “Corporate Governance and Board Matters — Board Committees and Stockholder’s Agreement.”

Also under the Stockholder’s Agreement and our Second Amended and Restated Certificate of Incorporation, we must maintain an investment committee (which will not be considered a committee of the Board) (the “Investment Committee”), the members of which will be our officers or employees who are (a) experienced professionals in the land acquisition and development business or (b) the chief executive officer, the chief financial officer, the general counsel or the president of community development (or any person serving in an equivalent role). Our Executive Chairman will be a member of the Investment Committee at all times. The other members of the Investment Committee will be appointed by the Nominating and Governance Committee. The Investment Committee is solely responsible for investment decisions involving capital expenditures of $20 million or less (each, an “Investment Committee Approval Transaction”). All decisions of the Investment Committee will require the approval of a majority of the members of the Investment Committee. Any investment decision that does not qualify as an Investment Committee Approval Transaction will be subject to approval by the Board (independent members). Currently, our Investment Committee consists of Mr. Tomnitz, Mr. Bartok and Mr. Allen. Effective January 1, 2024, the Investment Committee shall be Mr. Tomnitz, Mr. Oxley, Mr. Allen and Mr. Walker.

For so long as D.R. Horton and its affiliates beneficially own 35% or more of our voting securities, we may not take any of the following actions without the prior written consent of D.R. Horton: (i) declare or make any extraordinary or in-kind dividend other than a dividend on a pro rata basis to all stockholders or a dividend to us or any of our wholly-owned subsidiaries; (ii) issue any new class of equity or voting securities; (iii) issue equity or equity-linked securities or voting securities (a) in the case of securities issued as employee compensation, constituting 1% or more of the then outstanding shares of our common stock in any calendar year or (b) in any other case, constituting 10% or more of the then-outstanding number of shares of our common stock; (iv) incur indebtedness above certain levels; (v) select, terminate or remove certain key officers or change their compensation arrangements; (vi) make or approve any fundamental change in our business of developing residential and mixed-use real estate; (vii) acquire assets or enter into mergers or similar acquisitions involving capital expenditures in excess of $20 million; (viii) effect or approve any voluntary liquidation, dissolution or winding-up or certain events of bankruptcy or insolvency; or (ix) enter into any strategic alliance or commercial agreement of a nature similar to the Master Supply Agreement (as described below) with a person other than D.R. Horton.

In addition, at all times when D.R. Horton and its affiliates beneficially own 35% or more of our voting securities, we may not take any of the following actions without approval of a majority of the independent directors who are not also affiliated with D.R. Horton: (i) enter into, amend, modify, terminate or approve any transaction between us, on one hand, and D.R. Horton or any of its affiliates, on the other hand, or enter into any waiver, consent or election thereunder (other than an Investment Committee Approval Transaction); (ii) amend, modify or terminate, or enter into any waiver, consent or election under, the Stockholder’s Agreement or enter into any merger or business combination with D.R. Horton or any of its affiliates; (iii) enter into any merger, business combination or similar transaction in which D.R. Horton receives consideration for our common stock of greater value or in a different form than our other stockholders; or (iv) settle any claim between us and D.R. Horton (other than an Investment Committee Approval Transaction).

For so long as D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, we may not amend our or our subsidiaries’ organizational documents in any manner that could adversely affect the rights of D.R. Horton under the Stockholder’s Agreement. In addition, we may not amend our or our subsidiaries’ organizational documents in any manner that could adversely affect the rights of our other stockholders under the Stockholder’s Agreement.

Except in certain cases, D.R. Horton has a pre-emptive right (but not the obligation) to participate in any issuance of equity or other securities by us by purchasing up to D.R. Horton’s and its subsidiaries’ pro rata portion of such equity or other securities at a price and otherwise upon the same terms and conditions as offered to other investors.

Pursuant to the customary registration rights with respect to our common stock held by D.R. Horton, its affiliates and their permitted transferees provided for by the Stockholder’s Agreement, we filed an effective shelf registration statement permitting the resale of 15,000,000 shares of our common stock by D.R. Horton, its affiliates and their permitted transferees with the SEC which became effective on October 8, 2021. D.R. Horton also has the right, subject to certain limitations, to require us to register our common stock held by D.R. Horton for resale. D.R. Horton also has piggyback registration rights in connection with offerings of our common stock by our other stockholders or us. The Stockholder’s Agreement also provides that D.R. Horton and its affiliates will not be prohibited from engaging in business opportunities independently of us unless the opportunity is offered to an individual who is both an officer or director of D.R. Horton or its affiliates and an officer or director of ours and the offer is made in writing to the individual in his or her capacity as an officer or director of us.

The Stockholder’s Agreement will terminate on the first day that D.R. Horton and its affiliates beneficially own less than 15% of our voting securities, provided that the provisions of the Stockholder’s Agreement relating to D.R. Horton’s registration rights, the waiver of business opportunities and certain customary provisions will survive the termination of the Stockholder’s Agreement.

Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Master Supply Agreement

We entered into a Master Supply Agreement with D.R. Horton. The terms of the Master Supply Agreement, unless earlier terminated, continue until the earlier of (a) the date that D.R. Horton and its affiliates beneficially own less than 15% of our voting securities and (b) June 29, 2037.

Under the Master Supply Agreement, we will present to D.R. Horton all single-family residential lot development opportunities (subject to certain exceptions) that we desire to acquire and develop that have been approved or conditionally approved by the Investment Committee (a “Company Sourced Opportunity”); and D.R. Horton has the right, but not the obligation, to present us with lot development opportunities that D.R. Horton desires Forestar to acquire for development (if presented to us, a “D.R. Horton Sourced Opportunity”).

The following opportunities are excluded from Company Sourced Opportunities: (a) any opportunities, developments or ventures owned, under contract, the subject of a letter of intent or otherwise being pursued, by us at the time of the Merger; or (b) any opportunities presented to us by a third-party builder.

We and D.R. Horton will collaborate regarding all Company Sourced Opportunities and all D.R. Horton Sourced Opportunities after considering current and future market conditions. If we and D.R. Horton agree to pursue a Company Sourced Opportunity or a D.R. Horton Sourced Opportunity, such agreement will be evidenced by a mutually agreed upon written development plan prepared at the direction of the Investment Committee (a “Development Plan”), addressing, among other things, the number, size, layout and projected price of lots, phasing, timing, amenities and entitlements and are referred to as either a “Company Sourced Development” or a “D.R. Horton Sourced Development,” as the case may be.

D.R. Horton or its affiliates have (a) a right of first offer (“ROFO”) to buy up to 50% of the lots in the first phase (and in any subsequent phase in which D.R. Horton purchased at least 25% of the lots in the previous phase) in each Company Sourced Development; and (b) the right to purchase up to 100% of the lots in each D.R. Horton Sourced Development, at the then current fair market price and terms per lot, as mutually agreed to by us and D.R. Horton. All lots in a Company Sourced Development in which a D.R. Horton affiliate participates as a buyer will be equitably allocated among D.R. Horton and any other builders in each phase taking into consideration the location, size and other attributes associated with the lots. The agreement evidencing the ROFO for the lots in the Company Sourced Development (the “ROFO Agreement”), and the purchase and sale agreement for the lots in the D.R. Horton Sourced Development (the “PSA”), will be negotiated, finalized and executed as a part of the Development Plan. In all events, the Development Plan will be finalized, and the ROFO Agreement will be negotiated, finalized and executed, prior to the expiration of the feasibility period in any contract to acquire a Company Sourced Development. D.R. Horton will assign to us on an “as-is,” “where-is basis” the contract to acquire a D.R. Horton Sourced Development after the finalization of the Development Plan and PSA for such D.R. Horton Sourced Development.

We, at our sole cost and expense, will perform and direct, through our employees, agents and contractors, all functions relative to diligence, entitlement, financing, planning, design and construction of all on-site and off-site improvements required for any development.

In addition to termination for breach or mutual agreement of the parties, we may terminate the Master Supply Agreement at any time that D.R. Horton and its affiliates beneficially own less than 25% of our voting securities.

Additional information regarding the Master Supply Agreement, including a copy of the Master Supply Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Shared Services Agreement

We entered into a Shared Services Agreement with D.R. Horton pursuant to which D.R. Horton provides us certain administrative, compliance, operational and procurement services. During fiscal 2023, we paid D.R. Horton approximately $3.8 million for these shared services and $8.5 million for the cost of health insurance and other employee benefits. The amount we pay for these shared services is re-evaluated and agreed to each fiscal year.

In addition to termination for breach or mutual agreement of the parties, the Shared Services Agreement shall terminate 30 calendar days after it is determined that D.R. Horton owns less than 20% of our voting securities.

Additional information regarding the Shared Services Agreement, including a copy of the Shared Services Agreement, can be found in our Annual Report on Form 10-K filed with the SEC on November 19, 2020.

Tax Sharing Agreement

We are subject to a Tax Sharing Agreement with D.R. Horton. This agreement sets forth an equitable method for reimbursements of tax liabilities or benefits between D.R. Horton and us related to state and local income, margin or franchise tax returns filed on a unitary basis with D.R. Horton. In accordance with this agreement, we reimbursed D.R. Horton $1.7 million in fiscal 2023 for our tax expense generated in fiscal 2022.

Additional information regarding the Tax Sharing Agreement, including a copy of the Tax Sharing Agreement, can be found in our Annual Report on Form 10-K filed with the SEC on November 17, 2023.

Related Party Transactions

D.R. Horton

We participate in real property transactions with D.R. Horton at market terms and negotiate pricing in the normal course of business. These real property transactions are of the type contemplated by the Master Supply Agreement and the Stockholder’s Agreement. In instances where D.R. Horton already has the land under contract, we may underwrite the transaction independently and choose to close in place of D.R. Horton after D.R. Horton assigns us the contract. We will develop the land into finished residential lots. We will enter into a lot purchase contract with D.R. Horton to sell the lots to D.R. Horton at negotiated market prices. Sometimes, D.R. Horton may provide land development services to us related to these transactions. If land development services are provided, the fees we owe for these services are deducted from the lot sale proceeds we receive from D.R. Horton. Alternatively, we may source the land directly, develop the land into finished residential lots, enter into a lot purchase contract with D.R. Horton and sell such lots to D.R. Horton or a third party at negotiated current, fair market prices.

Additionally, we make short-term strategic investments in finished lots (lot banking) and undeveloped land (land banking), with the intent to sell these assets within a short time period, primarily to D.R. Horton, without any development services. For lot and land banking, D.R. Horton reimburses us for any costs incurred during the holding period, which is typically 12 to 18 months, and pays us a negotiated market price plus a carrying fee, typically a percentage of the acquisition cost.

Real property transactions or series of related transactions, expected to result in $20 million or less in capital expenditures are approved by our Investment Committee as set forth in our Second Amended and Restated Certificate of

Incorporation and the Stockholder’s Agreement and ratified by the Nominating and Governance Committee in accordance with our Related Party Transaction Policy.

Real property transaction or series of related transactions, expected to result in greater than $20 million in capital expenditures are approved by the Investment Committee and by the independent members of our Board of Directors as set forth in our Second Amended and Restated Certificate of Incorporation and the Stockholder’s Agreement and in accordance with our Related Party Transaction Policy. Real property transactions approved by the independent members of our Board of Directors do not require separate ratification by our Nominating and Governance Committee, under the terms of our Related Party Transaction Policy. Furthermore, under the terms of the Stockholder’s Agreement, we require the prior written consent of D.R. Horton to acquire any asset or similar acquisitions involving capital expenditures in excess of $20 million.

At September 30, 2023, we owned or controlled through option purchase contracts approximately 79,200 residential lots, of which approximately 52,400 were owned and 26,800 were controlled through purchase contracts. Of our total owned residential lots, approximately 14,400 are under contract to sell to D.R. Horton. Additionally, D.R. Horton has the right of first offer on approximately 17,000 of our owned residential lots based on executed lot purchase contracts.

At September 30, 2023, we had earnest money deposits of approximately $117.1 million from D.R. Horton related to land and lot option purchase contracts.

During fiscal 2023, we sold 12,249 residential lots to D.R. Horton for approximately $1.1 billion. In addition, during fiscal 2023, we sold approximately 820 residential tract acres to D.R. Horton for $114.1 million, including approximately 379 acres relating to land banking projects for $65.3 million. In addition, we recognized $0.8 million in revenue related to land banking fees paid to us by D.R. Horton. At September 30, 2023, we had contract liabilities of $6.3 million related to our remaining unsatisfied performance obligations relating to lot sales to D.R. Horton.

During fiscal 2023, we reimbursed D.R. Horton approximately $10.9 million for previously paid earnest money and $21.8 million for pre-acquisition and other due diligence and development costs related to land purchase contracts identified by D.R. Horton that we independently underwrote and closed. At September 30, 2023, we owed $3.2 million to D.R. Horton for earnest money, pre-acquisition, due diligence costs and other costs related to these land purchase contracts and other intercompany transactions in the normal course of business. During fiscal 2023, we paid D.R. Horton $0.8 million for land development services.

In addition, we lease office space from D.R. Horton in various locations throughout the U.S. During fiscal 2023, we paid D.R. Horton aggregate lease payments of approximately $0.5 million for these spaces. During fiscal 2023, we reimbursed D.R. Horton $2.4 million for corporate and administrative expenses paid by D.R. Horton on behalf of the Company.

The real property transactions described in this “Certain Relationships and Related Party Transactions” section are usual and customary real property transactions for companies in the homebuilding and land development businesses. These real property transactions are discussed in this section because D.R. Horton owned approximately 63.0% of our common stock at November 27, 2023. Other than described and disclosed in this section, the individual executive officers or directors of the Company and D.R. Horton have no beneficial interest in these real property transactions other than in their oversight or employment capacity as officers or directors of their respective companies.

R&R

In December 2023, D.R Horton, Inc. (“DRH”) assigned to the Company DRH’s right under a land purchase contract between DRH and Double R DevCo, LLC (referred to herein as “R&R”) to purchase the first phase of land, approximately 154 acres, in Fort Worth, Denton County, Texas. The land purchase contract provides for a purchase price of approximately $11.3 million for the 154 acres. Simultaneously with the assignment of the land purchase contract, the Company and DRH entered into a finished lot purchase agreement concerning the 154 acres that will be developed into approximately 564 finished lots. The land is a development referred to as Lone Star at Liberty Trails. R&R is owned and controlled by Ryan and Reagan Horton, the adult sons of Donald R. Horton, Chairman of DRH, our largest shareholder. This Related Party Transaction was approved in accordance with our Related Party Transaction Policy.

Employment

Drew Bartok, adult son of Daniel C. Bartok, the Company's Chief Executive Officer, is employed by the Company as a Development Director in our Sarasota office. In fiscal 2023, Drew Bartok earned cash compensation of $217,698 and equity compensation valued at $20,000. His compensation is consistent with the compensation provided to other employees of the same level with similar responsibilities.

Taylor Tomnitz, adult daughter of Donald J. Tomnitz, the Company's Executive Chairman, is employed by the Company as a Marketing Associate in our Arlington office. In fiscal 2023, Taylor Tomnitz earned cash compensation of $136,747 and equity compensation valued at $5,004. Her compensation is consistent with the compensation provided to other employees of the same level with similar responsibilities.

General Information

Time, Place and Purposes of Meeting

Our 2024 Annual Meeting of Stockholders will be held on Tuesday, January 16, 2024, at 9:00 a.m. Central Time, at    our corporate offices located at 2221 E. Lamar Blvd., Suite 790, Arlington Texas 76006. The purposes of the 2024 Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders.

Record Date

Holders of our common stock as of the close of business on November 27, 2023, the record date, may vote at the 2024 Annual Meeting, either in person or by proxy. At the close of business on November 27, 2023, 49,909,713 shares of our common stock were outstanding and entitled to vote at the 2024 Annual Meeting. The common stock is our only authorized voting security, and each share of our common stock is entitled to one vote on each matter properly brought before the meeting. A list of stockholders as of the record date will be available for examination by any stockholder during ordinary business hours at the offices of Forestar set forth above for at least ten days before the 2024 Annual Meeting.

Stockholders Sharing the Same Address

The broker, bank or other nominee of any stockholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of this Proxy Statement and our Annual Report to multiple stockholders sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the stockholders.

In addition, with respect to record holders, in some cases, only one copy of this Proxy Statement and our Annual Report will be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver promptly and free of charge a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of this Proxy Statement and our Annual Report in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: Forestar Group Inc., 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006, Attention: Corporate Secretary; (817) 769-1860 or by email: InvestorRelations@forestar.com.

Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and this Proxy Statement and our Annual Report have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares, and this Proxy Statement and our Annual Report have been forwarded to you by your broker, bank or other nominee, who is the stockholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

Voting Your Shares

If you hold shares in your own name as a stockholder of record, you may cast your vote in one of four ways:
•By Submitting a Proxy by Internet. You may submit a proxy via the internet 24 hours a day, 7 days a week on the website www.proxyvote.com. To be valid, your proxy by internet must be received by 11:59 p.m., Eastern Time, on January 15, 2024.
•By Submitting a Proxy by Telephone. You may submit a proxy by telephone 24 hours a day, 7 days a week by calling 1-800-690-6903. Follow the simple instructions provided by the recorded message. To be valid, your proxy by telephone must be received by 11:59 p.m., Eastern Time, on January 15, 2024.
•By Submitting a Proxy by Mail. If you have printed the proxy card from the website or received, upon request, a hard copy of the proxy card and wish to submit your proxy by mail, you must mark your proxy card, sign and date it, and return it in the prepaid envelope that has been provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be valid, your proxy by mail must be received prior to the 2024 Annual Meeting.
•At the Annual Meeting. You can vote your shares in person at the 2024 Annual Meeting.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephone or internet voting will depend on the voting process of the institution holding your shares. Please check with your bank or broker and follow the voting procedures they provide to vote your shares.

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If your shares are held in your own name as a stockholder of record and you return your signed proxy card or vote by telephone or internet but do not specify a voting choice, your shares will be voted as follows:

•FOR the election of all director nominees.
•FOR advisory vote on the approval of our executive compensation.
•FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2024.

Broker Discretionary Voting if You Do Not Instruct Your Broker on How to Vote Your Shares

Brokers do not have discretionary authority to vote on the proposals to elect directors or to make an advisory vote on executive compensation if they do not receive instructions from a beneficial owner. Accordingly, if you are a beneficial owner, you must instruct your broker on how to vote your shares on these proposals for your votes to be counted. Brokers have discretionary authority to vote on the ratification of the selection of auditors if they do not receive instructions from a beneficial owner.

Voting in Person at the Annual Meeting

If you hold shares in your own name as a stockholder of record, you are invited to attend the 2024 Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How You Can Change or Revoke Your Vote

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins at the 2024 Annual Meeting by:
•giving written notice of revocation to our Corporate Secretary at any time before the voting begins;
•signing and delivering a proxy that is dated after the proxy you wish to revoke;
•attending the meeting and voting in person by properly completing and submitting a ballot; or
•if you submitted a proxy by telephone or internet, by submitting a subsequent proxy by telephone or internet.

Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.

We must receive your notice of revocation or later-dated proxy at or prior to voting at the 2024 Annual Meeting for it to be effective. It should be delivered to:
Forestar Group Inc.
2221 E. Lamar Blvd., Suite 790
Arlington, Texas 76006
Attention: Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later-dated proxy, to the Corporate Secretary at the meeting before the voting begins.

If you are the beneficial owner of your shares held in street name and you wish to change your vote, please check with your bank or broker and follow the procedures provided by them.

Quorum

The presence at the 2024 Annual Meeting, in person or by proxy, of holders of 24,954,857 shares (a majority of the votes entitled to be cast by the stockholders entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked “abstain” and broker “non-votes” (each of which are explained below) will be counted in determining the presence of a quorum.

If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy at the meeting (which may be voted by the proxyholders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

Abstentions

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to any proposal will not be counted as a vote “cast” for or against the proposal. Consequently, an abstention with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote.

Broker Non-Votes

Broker “non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers so the broker is unable to vote those uninstructed shares. A broker “non-vote” with respect to a proposal will not be counted as a vote “cast” for or against the proposal. Consequently, a broker “non-vote” with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote.

Required Votes

Election of Directors

To elect a director nominee, the votes cast “for” that nominee must exceed the votes cast “against” that nominee. In accordance with our Corporate Governance Guidelines, each incumbent nominee who does not receive the required vote for election must tender his or her resignation to our Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. For more information on the operation of our majority voting standard, see “Proposal No. 1 — Election of Directors.” Stockholders may not cumulate votes in the election of directors.

Advisory Approval of the Company’s Executive Compensation

To approve the non-binding resolution regarding approval of executive compensation, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter.

Ratification of Independent Auditors

To ratify the appointment of our independent registered public accounting firm, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter.

Proxy Solicitation

We are soliciting your proxy for the 2024 Annual Meeting and will pay all the costs of the proxy solicitation process. Our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.forestar.com. Our directors, officers and employees will not receive additional compensation for such solicitation, but will be reimbursed for out-of-pocket expenses. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for costs they incur in the solicitation.

Date for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2025 Annual Meeting, the proposal must be received by our Corporate Secretary by August 17, 2024 and must comply with the requirements of Rule 14a-8. Any stockholder proposal received after August 17, 2024 will not be considered for inclusion in our 2025 Proxy Statement.

Our amended and restated bylaws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Corporate Secretary and the item of business must otherwise be a proper matter for stockholder action. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals to be brought before our 2025 Annual Meeting and submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before October 8, 2024 or after November 2, 2024. Our amended and restated bylaws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal.

Our amended and restated bylaws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of the nomination procedures, see “Proposal No. 1 — Election of Directors — Selection of Director Nominees.” Director nominations to be brought by stockholders before our 2024 Annual Meeting will be considered untimely if they are submitted before October 8, 2024 or after November 2, 2024. In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions for the 2025 Annual Meeting must provide the notice required under Rule 14a-19 to the Corporate Secretary no later than November 17, 2024. In the event that the date of the 2025 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the 2024 Annual Meeting, then notice must be provided not later than 60 calendar days prior to the date of the 2025 Annual Meeting or the 10th calendar day following the day on which public disclosure of the date of the 2025 Annual Meeting is first made by the Company. The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our Bylaws as described above.

Voting Questions or Assistance

If you have any questions or require assistance with the voting process, please call 1-866-232-3037 (domestic) or 1-720-358-3640 (international).

Electronic Delivery of Proxy Materials

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering stockholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To elect this convenience, stockholders may follow the instructions when voting online at www.proxyvote.com. Following the 2024 Annual Meeting, you may continue to register for electronic delivery of future documents by visiting www-us.computershare.com/investor. If you own shares indirectly through a broker, bank, or other nominee, please contact your financial institution for additional information regarding enrolling for electronic delivery.

Requesting Documents from the Company

On our website at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents and Board Committees” sections, you will find the following: (i) Corporate Governance Guidelines, (ii) Audit Committee Charter, (iii) Compensation Committee Charter, (iv) Nominating and Governance Committee Charter, (v) Code of Ethics for Senior Financial Officers, (vi) Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters, (vii) Complaint Procedures for Employee Matters, (viii) Communications with the Board of Directors, (ix) Human Rights Policy, (x) Environmental Policy, and (xi) Standards of Business Conduct and Ethics. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. In addition, The 2024 Proxy Statement is available at https://www.forestar.com/investor-home/financial-information/proxy-statements/default.aspx. Our Annual Report on Form 10-K for 2023, is available at https://www.forestar.com/investor-home/financial-information/annual-reports/default.aspx. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. The exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. You may contact us for these purposes at: Forestar Group Inc., 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006, Attention: Corporate Secretary.

Other Matters

Our Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the 2024 Annual Meeting. If, however, any other business should be properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

By Order of the Board of Directors

DANIEL C. BARTOK	ASHLEY DAGLEY
President and Chief Executive Officer	Senior Vice President and Corporate Secretary

Arlington, Texas
December 15, 2023

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V27246-P98687 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORESTAR GROUP INC.

Vote on Directors

The Board of Directors recommends a vote FOR the following director nominees.

1. Proposal One: Election of Directors.

Nominees:	**For**	**Against**	**Abstain**
1a. Samuel R. Fuller	☐	☐	☐
1b. Lisa H. Jamieson	☐	☐	☐
1c. Elizabeth (Betsy) Parmer	☐	☐	☐
1d. G.F. (Rick) Ringler, III	☐	☐	☐
1e. Donald J. Tomnitz	☐	☐	☐

Vote on Other Company Proposals

The Board of Directors recommends a vote FOR Proposals Two and Three.	**For**	**Against**	**Abstain**
2. Proposal Two: Approval of the advisory resolution on Forestar's executive compensation.	☐	☐	☐
3. Proposal Three: Ratification of the Audit Committee's appointment of Ernst & Young LLP as Forestar's independent registered public accounting firm for the fiscal year 2024.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date